Exhibit 99.2

Management’s Discussion and Analysis of Results of Operations and Financial Condition

The following discussion should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this report. This discussion contains forward-looking statements about our business. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors discussed in “Forward Looking Statements” and “Risk Factors” contained in our SEC filings.

Overview

Structure and Business

We are a limited partnership operating through an umbrella partnership structure with Host Hotels & Resorts, Inc., or Host, as the sole general partner. We own 128 luxury and upper-upscale hotel properties and, as of October 16, 2006, Host was the largest hotel REIT in the National Association of Real Estate Investment Trust’s composite index. A REIT is a legal entity that holds real estate interests and, through payments of dividends to stockholders, is permitted to reduce or avoid federal income taxes at the corporate level. Host operates as a self-managed and self-administered REIT and owns approximately 96% of our partnership interests.

Our hotels are operated under brand names that are among the most respected and widely recognized in the lodging industry—including Marriott®, Ritz-Carlton®, Hyatt®, Sheraton®, W®, St. Regis®, The Luxury Collection®, Four Seasons®, Fairmont®, Hilton®, Swissôtel® and Westin®. The majority of our properties are located in central business districts of major cities, near airports and in resort/conference destinations. The target profile for our portfolio includes luxury and upper-upscale full-service properties in urban and resort/conference destinations that benefit from significant barriers to entry by competitors. Though hotels meeting this target profile will still be subject to competitive pressures, we believe this will allow us to maintain room rate and occupancy premiums over our competitors. We also seek to maximize the value of our portfolio through aggressive asset management by assisting the managers of our hotels in maximizing property operations and by completing strategic capital improvements.

The majority of our customers fall into three broad groups: transient business, group business, and contract business, approximately 57%, 41% and 2%, respectively, of our business in 2005. Similar to the majority of the lodging industry, we further categorize business within these segments based on characteristics they have in common as follows:

Transient demand broadly represents individual business or leisure travelers and is divided into four key sub-categories: premium, corporate, special corporate and discount. Overall, business travelers make up approximately 80% of transient demand at our hotels, with leisure travelers making up the remainder. Therefore, our business will be more significantly affected by trends in business travel versus leisure demand:

•	Premium: Sometimes referred to as “rack rate,” typically consists of rooms booked close to arrival during high demand periods and is the highest rate category available. Room rates will fluctuate depending on anticipated demand levels (e.g. seasonality, weekday vs. weekend stays).

•	Corporate: This is the benchmark rate which a hotel publishes and offers to the general public. It is typically the second highest category, and is for travelers that do not have access to negotiate or discount rates.

•	Special Corporate: this is a negotiated rate offered to companies and organizations that provide significant levels of room night demand to the hotel. These rates are typically negotiated annually, at a discount to the anticipated corporate rate.

•	Discount: This encompasses all discount programs, such as AAA and AARP discounts, government per diem, rooms booked through internet distribution and wholesale channels, frequent guest program redemptions, and promotional rates and packages offered by a hotel.

Group demand represents clusters of guestrooms booked together, usually with a minimum of 10 rooms. Examples include a company training session or a social event such as a family reunion. Group business is segmented into the following three key sub-categories:

•	Association: group business related to national and regional association meetings and conventions.

•	Corporate: group business related to corporate meetings (e.g., product launches, training programs, contract negotiations, and presentations).

•	Other: group business predominately related to social, military, education, religious, fraternity and youth and amateur sports teams, otherwise known as SMERF business.

The final segment is contract demand, which refers to blocks of rooms sold to a specific company for an extended period of time at significantly discounted rates. Contract rates are usually utilized by hotels that are located in markets that are experiencing consistently low levels of demand. Airline crews are typical generators of contract demand for our hotels.

Our hotels are operated by third-party managers under long-term agreements under which they typically earn base and incentive management fees related to the revenues and profitability of each individual hotel. We provide operating funds, or working capital, which the managers use to operate the property, including purchasing inventory and paying wages, utilities, property taxes and other expenses. We generally receive a cash distribution, which reflects hotel-level sales less property-level operating expenses (excluding depreciation), from our hotel managers each four week or monthly accounting period, depending on the manager.

Hotel revenue is approximately 97% of our total revenue. The following table presents the components of our hotel revenue as a percentage of our total revenue:

% of 2005 Revenues
• Rooms revenue. Occupancy and average daily room rate are the major drivers of rooms revenue. The business mix of the hotel (group versus transient and premium versus discount business) is the key driver of room rates.	60%

• Food and beverage revenue. Occupancy and the type of customer staying at the hotel are the major drivers of food and beverage revenue (i.e., group business typically generates more food and beverage business through catering functions when compared to transient business, which may or may not utilize the hotel’s restaurants).	31%

• Other revenue. Occupancy, the nature of the property (i.e., resort, etc.) and its price point are the main drivers of other ancillary revenue, such as parking, golf course, spa, telephone, entertainment and other guest services.	6%

Hotel operating expenses are approximately 98% of our total operating costs and expenses. The following table presents the components of our hotel operating expenses as a percentage of our total operating costs and expenses:

% of 2005 Operating Costs and Expenses
• Rooms expense. These costs include housekeeping, reservation systems, room supplies, laundry services and front desk costs. Occupancy is the major driver of rooms expense. These costs can increase based on increases in salaries and wages, as well as the level of service and amenities that are provided.	17%

• Food and beverage expense. These expenses primarily include food, beverage and labor costs. Occupancy and the type of customer staying at the hotel (i.e., catered functions generally are more profitable than outlet sales) are the major drivers of food and beverage expense, which correlates closely with food and beverage revenue.	26%

• Hotel departmental expense. These expenses include labor and other costs associated with the other ancillary revenues such as parking, golf courses, spas, telephones, entertainment and other guest services, as well as labor and other costs associated with administrative departments, sales and marketing, repairs and minor maintenance and utility costs.	30%

• Management fees. Base management fees are computed as a percentage of gross revenue as set forth in our management contracts. Incentive management fees generally are paid when operating profits exceed threshold levels established in our management agreements.	5%

• Other property-level expenses. These expenses consist primarily of real and personal property taxes, ground rent, equipment rent and property insurance. Many of these expenses are relatively inflexible and do not necessarily change in tandem with changes in revenues at our hotels.	9%

• Depreciation and amortization expense. This is a non-cash expense that is relatively inflexible and changes primarily based on the acquisition and disposition of hotel properties and the level of post-acquisition capital expenditures.	11%

The expense components listed above are based on those presented in our consolidated statement of operations. It is also worth noting that wage and benefit costs are spread among various line items, however, taken separately these costs represent approximately 50% of our total expenses, making wages and benefits the most significant component of our cost structure.

Key Performance Indicators

We have several key indicators that we use to evaluate the performance of our business. Revenue per available room, or RevPAR, is a commonly used measure within the hotel industry to evaluate hotel operations. RevPAR is defined as the product of the average daily room rate charged and the average daily occupancy achieved. RevPAR does not include revenues from food and beverage or parking, telephone, or other guest services generated by the property. Although RevPAR does not include these ancillary revenues, it is generally considered the leading indicator of core revenues for many hotels. We also use RevPAR to evaluate the results of individual hotels between periods and our comparable hotels. See “Comparable Hotel Operating Statistics” for further discussion of what we consider to be our comparable hotels.

RevPAR changes driven predominately by occupancy have different implications on overall revenue levels as well as incremental operating profit than do changes driven predominately by average room rate. For example, increases in occupancy at a hotel would lead to increases in rooms revenues and ancillary revenues, such as food and beverage, as well as additional incremental costs (including housekeeping services, utilities and room amenity costs). RevPAR increases due to higher room rates, however, would not result in these additional room-related costs. For this reason, while operating profit typically increases when occupancy rises, RevPAR increases due to higher room rates would have a greater impact on our profitability.

A related revenue measure for our hotels is the RevPAR penetration index. The RevPAR penetration index reflects each property’s RevPAR in relation to the RevPAR for that property’s competitive set. We use the measure as an indicator of a property’s market share. For example, a RevPAR penetration index of 100 would indicate that a hotel’s RevPAR is, on average, the same as its competitors. A RevPAR penetration index exceeding 100 would indicate that a hotel maintains a RevPAR premium in relation to its competitive set, while a RevPAR penetration index below 100 would be an indicator that a hotel is underperforming its competitive set. One critical component in this calculation is the determination of a hotel’s competitive set. Factors that we consider include geographic proximity, as well as the level of service provided at the property. For example, a hotel located near a convention center might have a competitive set that includes other hotels located in close proximity to the convention center. Additionally, a luxury hotel might include other luxury or upper-upscale hotels in its competitive set but not economy hotels. Competitive set determinations are highly subjective, however, and our methodology for determining a hotel’s competitive set may differ materially from those used by other owners and/or managers.

We assess profitability by measuring changes in our operating margin, which is operating profit as a percentage of total revenue. Another key profitability indicator we use is hotel adjusted operating profit which is a non-GAAP measure, and which is used to evaluate the profitability of our comparable hotels. Hotel adjusted operating profit measures property-level results before debt service and is a supplemental measure of individual property-level profitability. The comparable hotel adjusted operating profit that we discuss is an aggregation of the adjusted operating profit for each of our comparable hotels. See “Non-GAAP Financial Measures—Comparable Hotel Operating Results” for further discussion. We also use, among other things, FFO per diluted unit as a supplemental measure of company-wide profitability. See “Non-GAAP Financial Measures—FFO per diluted unit” for further discussion. Each of the non-GAAP measures should be considered by investors as supplemental measures to GAAP performance measures such as total revenues, operating profit and earnings per unit.

Recent Events

Starwood Acquisition

On April 10, 2006, we acquired 25 domestic hotels and three foreign hotels from Starwood Hotels & Resorts Worldwide, Inc., or Starwood, through a series of transactions, including the merger of Starwood Hotels & Resorts, a Maryland real estate investment trust, or Starwood Trust, with and into a subsidiary of Host, the acquisition of the capital stock of Sheraton Holding Corporation and the acquisition of four domestic hotels in a purchase structured to allow Host’s subsidiaries to complete like-kind exchange transactions for federal income tax purposes. These transactions were completed pursuant to the Master Agreement and Plan of Merger, dated as of November 14, 2005, and amended as of March 24, 2006, (the “Master Agreement”) among Host, Host LP, Starwood, Starwood Trust and certain of their respective affiliates. A joint venture in Europe, in which we own a 32.1% general and limited partner interest, acquired four European hotels on May 3, 2006 and one European hotel on June 13, 2006. See below discussion of the European joint venture.

For the 28 hotels included in the initial closing, the total consideration paid by Host to Starwood and its shareholders included the issuance of $2.27 billion of equity (133,529,412 shares of Host common stock) to Starwood stockholders, the assumption of $77 million in debt and the cash payment of approximately $748 million, which includes closing costs. An exchange price of Host common stock of $16.97 per share was calculated based on guidance set forth in Emerging Issues Task Force Issue No. 99-12, as the average of the closing prices of Host common stock during the range of trading days from two days before and after the November 14, 2005 announcement date. The amount of cash consideration paid under the Master Agreement is subject to adjustments for, among other things, the amount of working capital at the applicable closings and certain capital expenditures. For each share of Host common stock issued in the transaction, we issued an equivalent OP unit to Host.

European Joint Venture

In conjunction with the Starwood acquisition, we entered into an Agreement of Limited Partnership, forming a joint venture in The Netherlands with Stichting Pensioenfonds ABP, the Dutch pension fund (“ABP”), and Jasmine Hotels Pte Ltd, a subsidiary of GIC Real Estate Pte Ltd (“GIC RE”), the real estate investment company of the Government of Singapore Investment Corporation Pte Ltd (GIC). The purpose of the joint venture is the acquisition and ownership of hotels located in Europe.

The initial aggregate size of the joint venture is was approximately $640 million, including total capital contributions of approximately $227 million, of which a total of approximately $72 million was contributed by us in the form of cash and through the contribution of the Sheraton Warsaw Hotel & Towers, which we acquired on April 10, 2006. Through newly-formed Dutch BVs (private companies with limited liability), Host LP is a limited partner in the joint venture (together with ABP and GIC RE, the “Limited Partners”) and serves as the general partner for the joint venture. The percentage interest of the parties in the joint venture is 19.9% for ABP, 48% for GIC RE and 32.1% for Host LP (including its limited and general partner interests).

On May 3, 2006, the joint venture acquired from Starwood the following four hotels: the Sheraton Roma Hotel & Conference Center, Rome, Italy; The Westin Palace, Madrid, Spain; the Sheraton Skyline Hotel & Conference Centre, Hayes, United Kingdom and The Westin Palace, Milan, Italy. In addition, we contributed the Sheraton Warsaw Hotel & Towers, Warsaw, Poland, to the joint venture. The Westin Europa & Regina, Venice, Italy, was acquired by the joint venture on June 13, 2006.

On August 4, 2006, the joint venture purchased the Hotel Arts Barcelona for approximately €417 million ($537 million), including the assumption of approximately €277 million ($357 million) of mortgage debt with an interest rate under 5%. The 483-room Ritz-Carlton managed hotel is located in Barcelona, Spain. The joint venture agreement was amended to increase the overall investment commitment levels from the partners to accommodate this acquisition, and therefore, we contributed an additional €46 million ($58 million) to the joint venture during July 2006.

The partners are finalizing an additional amendment to further expand the joint venture. Under the contemplated agreement, the partners would increase the aggregate size of the joint venture to approximately €533 million of equity (of which approximately €171 million would be contributed by Host) and, after giving effect to indebtedness the joint venture would be expected to incur, aggregate funds that the joint venture would have available for investment are expected to approximate €1.5 billion. In connection with the expanded joint venture, the partners would also agree that they would make investments that are consistent with the joint venture’s investment parameters for a period of two years (three years in the case of Host) until at least 90% of the joint venture’s committed capital is called or reserved for use prior to such date.

Pursuant to the agreements, distributions to partners will be made on a pro-rata basis (based on their limited partnership interests) until certain return thresholds are met. As those thresholds are met, our general partnership interest will receive an increasing percentage of the distributions. An affiliate of Host LP has entered into an asset management agreement with the joint venture to provide asset management services in return for a quarterly asset management fee. Host LP or its affiliates will be responsible for paying certain expenses related to asset management, including all salaries and employee benefits of employees and related overhead, including rent, utilities, office equipment, necessary administrative and clerical functions and other similar overhead expenses. The initial term of the joint venture is ten years subject to two one-year extensions with partner approval. Due to the ownership structure of the joint venture described above and the non-Host limited partners’ rights to cause the dissolution and liquidation of the joint venture at any time, the joint venture is not consolidated in our financial statements.

The following table sets forth the location and number of rooms of hotels included in the Starwood Portfolio:

Hotels consolidated by Host

	City	State	Country	Rooms
Sheraton New York Hotel & Towers	New York	NY	USA	1,746
Sheraton Boston Hotel	Boston	MA	USA	1,216
Sheraton San Diego Hotel & Marina	San Diego	CA	USA	1,044
The Westin Seattle	Seattle	WA	USA	891
The Westin Los Angeles Airport	Los Angeles	CA	USA	740
W New York	New York	NY	USA	688
The Westin Indianapolis	Indianapolis	IN	USA	573
Sheraton Indianapolis Hotels and Suites	Indianapolis	IN	USA	560
The Westin Mission Hills Resort & Spa	Rancho Mirage	CA	USA	512
The Westin Cincinnati	Cincinnati	OH	USA	456
Sheraton Stamford Hotel	Stamford	CT	USA	448
The Westin Tabor Center	Denver	CO	USA	430
W Seattle	Seattle	WA	USA	426
The Westin South Coast Plaza	Costa Mesa	CA	USA	390
Sheraton Milwaukee Brookfield Hotel	Brookfield	WI	USA	389
Sheraton Santiago Hotel and Convention Center	Santiago		Chile	379
Sheraton Braintree Hotel	Braintree	MA	USA	374
Sheraton Parsippany Hotel	Parsippany	NJ	USA	370
The Westin Waltham-Boston	Waltham	MA	USA	346
The Westin Grand, Washington, D.C.	Washington	DC	USA	263
Sheraton Suites Tampa Airport	Tampa	FL	USA	259
Sheraton Needham Hotel	Needham	MA	USA	247
St. Regis Hotel, Houston	Houston	TX	USA	232
Sheraton Tucson Hotel & Suites	Tucson	AZ	USA	216
Sheraton Providence Airport Hotel	Warwick	RI	USA	206
Capitol Hill Suites	Washington	DC	USA	152
San Cristobal Tower	Santiago		Chile	139

Total—Consolidated Hotels				13,692

Hotels owned by European Joint Venture
Sheraton Roma Hotel & Conference Center(1)	Rome		Italy	634
The Westin Palace, Madrid (1)	Madrid		Spain	468
Sheraton Skyline Hotel & Conference Centre(1)	Hayes		United Kingdom	350
Sheraton Warsaw Hotel & Towers(2)	Warsaw		Poland	350
The Westin Palace, Milan(1)	Milan		Italy	228
The Westin Europa & Regina(3)	Venice		Italy	185

Total—European Joint Venture Hotels				2,215

Total				15,907

(1)	This property was acquired by the European joint venture on May 3, 2006.
(2)	This property was contributed to the European joint venture on May 2, 2006.
(3)	This property was acquired by the European joint venture on June 13, 2006.

Financing, Acquisition and Disposition Activity

On March 31, 2006, we sold the 495-room Swissôtel The Drake, New York, or the Drake, and nearby retail space, which were classified as held for sale at March 24, 2006, for a sales price of approximately $440 million, resulting in a gain of approximately $235 million.

On April 4, 2006, we issued $800 million of 6 3/4% Series P senior notes and received net proceeds of approximately $787 million. The Series P senior notes mature on June 1, 2016 and are equal in right of payment with all of our other senior indebtedness. Interest is payable semi-annually in arrears on June 1 and December 1, beginning on December 1, 2006. A portion of the proceeds from the offering was used to fund the Starwood acquisition. On May 15, 2006, we used a portion of the proceeds from our Series P senior notes offering to redeem approximately $136 million of our remaining 7 7/8% Series B senior notes. We recorded a loss of approximately $3 million related to this early extinguishment of debt, which includes the payment of the call premium and the acceleration of the original issue discounts and related deferred financing fees during the second quarter of 2006. In addition, on May 19, 2006, we used a portion of the proceeds from our Series P senior notes offering to redeem, at par, all 5,980,000 units of our Class C cumulative redeemable preferred units (“Class C preferred units”) for approximately $151 million, including accrued dividends. The fair value of the Class C preferred units (which is equal to the redemption price) exceeds the carrying value of the preferred units by approximately $6 million. The $6 million represents the original issuance costs. Accordingly, this amount will be reflected in the determination of net income available to common unitholders for the purpose of calculating our basic and diluted earnings (loss) per unit. The remaining proceeds from the Series P senior notes offering will be used for general corporate purposes. In July 2006, the $800 million 6 3/4% Series P senior notes were exchanged for $800 million 6 3/4% Series Q senior notes. The terms of the Series Q senior notes are substantially identical to the terms of the Series P notes, except that the Series Q senior notes are registered under the Securities Act of 1933 and are, therefore, freely transferable.

On April 5, 2006, we redeemed the remaining $2 million of outstanding Convertible Subordinated Debentures held by third parties for cash and the remaining $17 million outstanding Convertible Subordinated Debentures held by related parties for cash. As a result, we eliminated our Convertible Debt Obligation to Host Hotels & Resorts, Inc.

On August 21, 2006, we entered into a definitive binding agreement to sell the Mountain Shadows Resort and Golf Club for $42 million. Accordingly, this property has been classified as an “asset held-for-sale” on September 8, 2006.

On September 1, 2006, we purchased The Westin Kierland Resort & Spa in Scottsdale, Arizona for approximately $393 million, which includes the assumption of $135 million of mortgage debt with an interest rate of 5.08%. The 732-room resort includes a 27-hole golf course and a full-service spa.

On September 8, 2006, we completed the sale of the Detroit Marriott Livonia for proceeds of approximately $21 million and recorded a gain of approximately $5 million in the third quarter.

On September 15, 2006, we executed an agreement to sell The Ritz-Carlton, Atlanta for proceeds of approximately $80 million. The sale closed on September 22, 2006 and we will recognize a gain of approximately $26 million in the fourth quarter.

Outlook

For 2005, RevPAR for our comparable hotels increased 9.5% as compared to 2004. Improvements in RevPAR at our comparable hotels for 2005 were primarily driven by significant increases in average room rates and, to a lesser extent, by increases in occupancy. This is a result of a number of positive trends, such as strong United States GDP growth, low growth in the supply of new luxury and upper-upscale hotels and the strengthening in the group and transient segments of our business. As a result of these trends, we expect comparable hotel RevPAR to increase approximately 8% to 9% for the full year 2006 and an additional 6% to 8% for the full year 2007. For the 27 hotels acquired from Starwood that we consolidate, we expect RevPAR to be roughly comparable to our current portfolio in 2006.

We expect the supply growth of luxury and upper-upscale hotels to continue to be low for the next two to three years. Although always subject to uncertainty, supply growth is relatively easier to forecast than demand growth due to the long permit, approval and development lead-times associated with building new full-service hotels or expanding existing full-service hotels. Although the pipeline for new hotel supply has begun to accelerate from cyclical lows, the majority of new projects continue to be focused in the upscale and mid-scale segments and in locations outside of the top 25 Metropolitan Statistical Areas, or MSA. Supply growth has also been constrained by increasing construction costs. These growth rates are below the total industry-wide growth expectations of 2.0% in 2006 and 2.6% in 2007. We believe, based on a review of forecast supply growth in the specific geographic markets where we have hotels (approximately 72% of our hotels are in the top 25 MSAs), that the near-term increase in the supply of hotel rooms that potentially are competitive with our hotels will be meaningfully lower than industry-wide growth.

The performance of our portfolio is also significantly affected by the results of our large hotels, including our convention hotels, the majority of which are located in major urban markets. Convention hotels have historically outperformed in the early stages of an industry downturn; however, they also lag the industry in performance in the early stages of recovery. This primarily is due to the longer booking lead-time for large group business and the need for transient demand in a market to recover to more substantial levels given a greater capacity of rooms. In 2005, we saw significant improvement in the operations of our convention hotels in certain markets, such as New York City and Washington D.C. Our large hotels situated in weaker markets continue to lag the portfolio, but we are beginning to see signs of improving market strength in several of these markets including Boston, San Francisco and Orlando. We also are continuing our capital expenditure plan at many of our properties, which we believe will enhance their competitive market position and improve their operating performance. In the near term, some properties have experienced temporary business disruption as rooms, common areas and meeting spaces are renovated. We expect increasing demand to continue to improve operations as markets strengthen, which should positively affect margin and RevPAR growth.

Operating margins improved in 2005, as the average room rate increases at our hotels significantly exceeded the rate of inflation, a trend we expect to continue. Operating margins continue to be affected, however, by certain costs, primarily wages, benefits, utilities and sales and marketing, which increased at a rate greater than inflation, a trend that we also expect to continue in the near term. We expect utility costs to increase by approximately 10% in 2006, although these costs represent only approximately 3.6% of our revenues. Additionally, as a result of the large-scale devastation due to hurricanes in 2005, we expect insurance costs, which are approximately 1% of our total costs and expenses, to increase approximately 40% for the full year 2006.

In addition, several markets are in the process of, or just recently completed, the re-negotiation of union contracts in 2006, including New York, Hawaii, Chicago, Toronto, Boston, Los Angeles and San Francisco. For the cities where negotiations have been completed, we will experience some increase in labor costs, though the effect on 2006 is not expected to be material. While not all of our properties are subject to union contracts, such as the properties in Toronto, any increase in labor costs will generally affect our properties because of competitive pressure. Other potential effects of negotiations where discussions are continuing could include temporary disruptions in group bookings and/or hotel operations. However, we do not believe the outcome of these negotiations will have a material effect on our 2006 results of operations.

Operating margins are also affected by our food and beverage operations, which represented 31% of our 2005 revenues. During 2005, food and beverage revenue growth at our comparable hotels was 5.6%, with a food and beverage margin increase of 0.9 percentage points. As the economy continues to grow, we expect food and beverage revenue to continue to increase, which should result in further improvement in our operating margins.

We also expect to see improvements in RevPAR and operating margins as we continue our strategy of recycling assets. Over the past two years, we have acquired individual luxury and upper-upscale properties in urban and resort/convention destinations, where further large-scale lodging development typically is limited, and have disposed of individual assets primarily in suburban and secondary markets. The assets we have acquired have higher RevPAR, higher margins and, we believe, higher growth potential than those we have sold. Over time, our capital recycling efforts should contribute to improvements in overall RevPAR and margins, as well as an increase in the average per room replacement cost of our portfolio.

During 2005, the average RevPAR penetration index for our comparable hotels declined slightly as we continued to work with our managers to optimize the market positioning and business mix of our hotels. We believe that this decline in market share has occurred because:

•	many of our hotels occupy the number one or number two positions in their competitive set and achieve meaningful RevPAR premiums. In several markets lower-ranked hotels have improved their competitive position (through renovation or other means) resulting in a narrowing of our RevPAR premium.

•	our hotels generally have a higher percentage of their revenues generated by corporate group and corporate transient customers than many of our competitors and that business in the luxury and upper-upscale segment did not begin to significantly increase until the second half of 2004.

•	we have a significant number of large hotels in our portfolio, including nine convention hotels with greater than 1,000 rooms, which require longer periods of time to achieve optimal group bookings and business mix.

As lodging demand continues to grow and, in particular, as corporate group and corporate transient business strengthens, we believe our RevPAR penetration index will improve.

While we believe the combination of improving demand trends and low supply trends in the lodging industry discussed here creates the opportunity for improvements in our business in 2006 and 2007, there can be no assurances that any increases in hotel revenues or earnings at our properties will continue for any number of reasons, including, but not limited to, slower than anticipated growth in the economy and changes in travel patterns.

Management’s Priorities

Based on forecasted operating conditions, our key management priorities over the next several years include the following:

•	the integration of the Starwood Portfolio into our asset management program;

•	to work with our managers to increase revenues and minimize operating costs;

•	to invest capital in our existing portfolio to maintain our assets and pursue repositioning/ROI opportunities. Potential investments at our hotels could include increasing the number of rooms, building a spa, fitness facility, convention or meeting space or upgrading the infrastructure, such as energy efficient heating and cooling systems;

•	to explore opportunities to maximize the value of existing assets by converting all or part of a property’s underutilized space to alternate uses such as timeshare or condominium units;

•	to acquire luxury and upper-upscale hotels in locations with high barriers to entry, including hotels in urban and resort/conference locations;

•	to use the proceeds from the sale of non-core hotels to acquire properties more closely aligned with our target profile or to repay debt; and

•	to reduce our leverage, over time, to achieve an EBITDA-to-interest coverage ratio of 3.0x or greater under our senior notes indenture and seek to maintain a balanced maturity schedule with an average maturity of no less than five years.

Consistent with these priorities, we completed the Starwood Transactions during the second quarter of 2006. We also raised net proceeds of approximately $787 million from the issuance of our Series P senior notes, the proceeds of which were used to partially fund the Starwood Transactions and redeem the Class C cumulative redeemable preferred units and the remaining Series B senior notes. Through October 16, 2006, we have sold seven properties for gross proceeds of approximately $800 million.

In 2005, we acquired the Hyatt Regency Washington on Capitol Hill in Washington, D.C. for approximately $274 million. We sold five non-core properties for approximately $149 million and completed the sale of 85% of our interest in the CBM Joint Venture LLC, which owns 120 Courtyard by Marriott properties, for a sales price of approximately $92 million. Additionally, we raised approximately $639 million from the issuance of our Series N senior notes in 2005, which were substantially exchanged for our Series O senior notes with substantially identical terms. We used those funds, along with funds raised through asset dispositions, to acquire properties and to repay or refinance approximately $469 million in senior notes, $179 million in mortgage debt and $100 million of 10% redeemable preferred units, which improved our interest coverage ratio and overall leverage ratio. Similarly, we spent approximately $107 million in 2005 on repositioning and ROI projects. We expect to spend an additional several hundred million on such investments over the next several years. By contrast, we had limited our expenditures on such development projects in 2002 and 2003 based on our assessment of the relatively weak operating environment and to preserve capital.

Effective January 1, 2006, we amended various management agreements with Marriott International and agreed, among other matters, to waive performance termination tests through the end of fiscal year 2009, to modify certain extension tests which condition the manager’s ability to renew the management agreements, and to extend certain contracts for ten additional years. Pursuant to the amendments, Marriott International in turn agreed to make a cash payment to us, to reduce an existing cap on the costs and expenses related to chain services that are provided on a centralized basis, as well as to establish a cap on certain other costs, to provide us with an incentive to increase our capital expenditures at the hotels through 2008, to waive certain deferred management fees, and to modify the incentive management fee on certain contracts. In addition, we agreed to use a portion of Marriott International’s cash payment for brand reinvestment projects at various hotels in our portfolio.

We believe we successfully executed on a number of these management priorities in 2005 and 2006, taking advantage of the positive trends in the hotel industry noted above, as well as strong conditions in the U.S. capital markets. We also believe that the acquisition of the Starwood Portfolio is a very important step in furtherance of these priorities. There can be no assurances, however, that these trends will continue or that we will be able to continue to execute on all, or any, of these priorities over the next several years.

Results of Operations

The following table reflects certain line items from our audited statements of operations and other significant operating statistics (in millions, except operating statistics and percentages):

	2005	2004	% Change 2004 to 2005	2003	% Change 2003 to 2004
Revenues
Total hotel sales	$3,685	$3,379	9.1%	$3,028	11.6%

Operating costs and expenses:
Property-level expenses(1)	3,230	3,031	6.6	2,797	8.4
Corporate and other expenses	67	67	—	60	11.7
Gain on insurance settlement	(9)	(3)	N/M (3)	(3)	—
Operating profit	508	391	29.9	286	36.7
Interest expense	444	484	(8.3)	521	(7.1)
Minority interest expense	7	4	75.0	4	—
Income (loss) from continuing operations	134	(81)	N/M (3)	(252)	67.9
Income from discontinued operations	39	80	(51.2)	266	(69.9)
Net income (loss)	173	(1)	N/M (3)	14	N/M (3)

Comparable hotel operating statistics(2):
Comparable hotel RevPAR	$122.82	$112.21	9.5%	N/A	7.3%
Comparable average room rate	$166.80	$154.96	7.6%	N/A	2.9%
Comparable average occupancy	73.6%	72.4%	1.2pts.	N/A	2.9pts.

(1)	Amount represents operating costs and expenses per our statements of operations less corporate and other expenses and the gain on insurance settlement.
(2)	Comparable hotel operating statistics for 2005 and 2004 are based on 98 comparable hotels as of December 31, 2005. The percent change from 2003 to 2004 is based on 103 comparable hotels as of December 31, 2004. See “Comparable Hotel Operating Statistics” for further details.
(3)	N/M=Not Meaningful

2005 Compared to 2004

Hotel Sales Overview. Hotel sales increased $306 million, or 9.1%, to approximately $3.7 billion for 2005. Hotel sales include approximately $152 million and $59 million for 2005 and 2004, respectively, of sales from hotels acquired in 2005 and 2004. Sales for properties sold in 2005 or 2004 or classified as held-for-sale as of September 8, 2006 have been reclassified as discontinued operations on our condensed consolidated statements of operations. See “Discontinued Operations” below.

We discuss operating results for our full-service hotels on a comparable basis. Comparable hotels are those properties that we have owned for the entirety of the reporting periods being compared. Comparable hotels do not include the results of properties acquired or sold, or that incurred significant property damage and business interruption or large scale capital improvements during these periods. As of December 31, 2005, 98 of our 107 full-service hotels have been classified as comparable hotels. The following discussion is of the sales results of our comparable hotels considering the mix of business (i.e. transient, group or contract), property type (i.e. urban, suburban, resort/conference or airport) and geographic region. See “Comparable Hotel Operating Statistics” for a complete description of our comparable hotels and further detail on these classifications. Comparable hotel sales increased 7.7% to approximately $3.6 billion for 2005. The revenue growth reflects the increase in comparable RevPAR of 9.5%, as a result of an increase in average room rates of 7.6% and an increase in occupancy of 1.2 percentage points. Food and beverage revenues for our comparable hotels increased 5.6%, primarily due to an increase in catering and outlet revenues.

Hotel Sales by Customer Mix. Demand was strong in 2005, enabling our operators to significantly increase average daily room rates, particularly in the premium and corporate transient segments. For our comparable Marriott hotels, which represent 78% of our total comparable rooms, premium and corporate transient average daily rates increased 12.6% when compared to last year. Our overall transient average room rate for these hotels increased 10.2%. The gap between transient and group rate widened in 2005 indicating pricing power is strong. With increased levels of transient demand, we expect our managers to continue aggressive growth in room rates in 2006.

Total group room revenue for our comparable Marriott hotels increased 6.2% compared to last year, primarily due to an increase in average room rates of approximately 5.0%. Room rates for groups should continue to improve in 2006, as a lower percentage of group business would have been booked for those periods in 2004 or earlier when room rates were significantly lower than those our managers were able to charge. Currently, group booking pace has declined modestly for 2006, reflecting our managers’ strategy of keeping more rooms available for the higher-rated transient segments. However, we are experiencing meaningful growth in the average daily rate of our definitive group business for 2006.

Comparable Hotel Sales by Property Type. For 2005, revenues increased significantly across all of our hotel property types, led by our airport hotels with a comparable hotel RevPAR increase of 10.1%, which reflected an average room rate increase of 8.2%. Our urban hotels performed well in 2005, with comparable hotel RevPAR growth of 9.9% to $140.63. The significant increase in comparable hotel RevPAR at our urban properties was primarily driven by an increase in average room rate of 7.8%, while average occupancy improved by 1.4 percentage points. Our resort/conference hotels had comparable hotel RevPAR growth of 6.8% to $153.82, with average room rate growth of 7.1%. These hotels include many of our Florida hotels, which experienced a decline in RevPAR in the fourth quarter due to Hurricane Wilma. Our suburban hotels experienced a comparable hotel RevPAR increase of 9.9%, which reflected an average room rate increase of 7.7%.

Comparable Hotel Sales by Geographic Region. For full year 2005, the majority of our geographic regions experienced strong growth in comparable hotel RevPAR with the DC Metro, Mountain, Mid-Atlantic and Pacific regions all experiencing double-digit growth rates.

Our DC Metro region had a comparable hotel RevPAR increase of 15.0%. The improvement was driven by consistent strong performance at all of our hotels in the region, which benefited from solid group and business transient demand. Overall, comparable hotel RevPAR increases for the region reflected an average room rate increase of 11.5% and an average occupancy increase of 2.4 percentage points.

Our Mountain region experienced a comparable hotel RevPAR increase of 14.9%, led by a 16.2% RevPAR increase at our three comparable hotels in the Denver market. We also experienced an 11.2% RevPAR growth at our hotels located in the Phoenix/Scottsdale area.

Comparable hotel RevPAR for our Mid-Atlantic region increased 12.1%. The increase was driven by the performance at our three New York City hotels with comparable hotel RevPAR growth of 17.0%, which was the strongest RevPAR growth in any of our major urban markets for the year. Strong group, transient and international demand has strengthened the performance in the New York City market.

Our Pacific region had a comparable hotel RevPAR increase of 10.2%, as we experienced strong RevPAR growth in the Los Angeles, Hawaii and San Diego markets.

Comparable hotel RevPAR in our Florida region grew by 5.9% as a result of comparable hotel RevPAR increases at our Tampa and Miami/Fort Lauderdale hotels of 6.2% and 11.0%, respectively. The region’s fourth quarter results were significantly affected by business interruption due to Hurricane Wilma, which struck Southern Florida in October.

Our Atlanta region rebounded from a difficult third quarter (RevPAR decline of 3.7%) to post a full year RevPAR increase of 5.8%, after a strong 13.4% fourth quarter RevPAR increase. The rebound for the region is attributable to strong transient business demand, which was supplemented by the relocation of two city-wide events from New Orleans.

Comparable hotel RevPAR for our New England region increased 3.4%. Our hotels in the Boston market, which had underperformed during the first three quarters of 2005, had a strong fourth quarter with RevPAR growth of 9.3%, which resulted in an annual RevPAR growth of 5.0%. We expect operating growth at these properties to improve in 2006 based on expected increases in convention activity and an overall improvement in the Boston economy.

The North Central region of our portfolio experienced an increase in comparable hotel RevPAR of 6.8% as average room rates increased 6.9%. The region was led by our Chicago hotels, where RevPAR increased 7.9%.

Overall, comparable hotel results in our South Central region, which includes Texas and Louisiana, were not significantly affected by Hurricane Katrina. However, the operations of the New Orleans Marriott, which is considered a non-comparable hotel, have been, and will continue to be, affected by the large-scale devastation in New Orleans. RevPAR in the region grew by 9.3%, driven primarily by strong increases in occupancy and average room rate at our three properties in Houston, which benefited from business resulting from the evacuation of the Gulf Coast in the aftermath of Hurricane Katrina.

Comparable hotel RevPAR for our international properties increased 9.0%. Our four Canadian properties, three of which are in Toronto, experienced an increase in comparable hotel RevPAR of 10.4%.

Rental Income. Our rental income represents lease income from our 71 leased limited-service hotels and three office property leases, as well as lease income from one full-service hotel. The $5 million improvement in rental income primarily is from operations at the leased limited-service hotel properties which have continued to improve as a result of the stronger economy and the completion of a major renovation projects at most of these properties in 2004.

Property-level Operating Costs. Property-level operating costs and expenses increased 6.6% to approximately $3.2 billion for 2005. Property-level operating costs and expenses exclude the costs for hotels we have sold and held for sale at September 8, 2006, which are included in discontinued operations. Our operating costs and expenses, which are both fixed and variable, are affected by changes in occupancy, inflation and revenues, though the effect on specific costs will differ. For example, utility costs increased 15.8%, primarily due to increases in oil and gas prices, while the increase in management fees of 20.6% were a direct result of the growth in the revenues and profitability of our properties. We expect the number of hotels reaching these thresholds and the incentive management fees earned to increase in 2006. We expect operating costs to continue to increase in 2006 as a result of variable costs increasing with occupancy increases, and certain costs increasing at a rate above inflation, particularly utilities, wages and benefits and insurance.

During 2005, we incurred property damage to six properties located in New Orleans and various sites in Florida due to Hurricane Katrina and Hurricane Wilma. Our insurance policy provides us with reimbursement for the replacement cost for the damage done to these assets. As a result, we have written off the approximate $38 million book value of the damaged assets, which includes certain repair and clean-up costs. The write-off of the assets has been completely offset by the establishment of an insurance receivable and, accordingly, there is no effect on the statement of operations. Further, to the extent that our insurance settlement proceeds are in excess of the amounts written off, we will record a gain on insurance settlement in the period that all releases and contingencies are resolved. To date, we have received approximately $3 million in insurance proceeds related to our property damage claim.

Corporate and Other Expenses. Corporate and other expenses, which totaled $67 million in both 2005 and 2004, primarily consist of employee salaries and bonuses and other costs such as employee stock-based compensation expense, corporate insurance, audit fees, building rent and system costs.

Gain on Insurance Settlement. The gain on insurance settlement in 2005 relates to $9 million of business interruption insurance proceeds received as a result of lost profit at our New Orleans Marriott following Hurricane Katrina in August 2005. We expect to recognize additional gains as a result of insurance proceeds for property damage in 2006, once all of our claims have been resolved. In 2004, the gain on insurance settlement represents $3 million of business interruption proceeds that we received in connection with the loss of business at our Toronto hotels due to the outbreak of Severe Acute Respiratory Syndrome (SARS).

Interest Income. Interest income increased $10 million, primarily due to increases in the interest rates earned on cash and restricted cash balances.

Interest Expense. Interest expense decreased $40 million as a result of the decrease in our interest-bearing obligations from 2004 and 2005 debt repayments and refinancings, as well as a decline in the amount of prepayment penalties associated with debt repayments and refinancings. Specifically, interest expense includes $30 million for 2005 and $55 million for 2004 for the call premiums and the acceleration of deferred financing costs and original issue discounts associated with debt prepayments. These declines in interest expense were partially offset by increased interest rates for our variable rate debt.

Net Gains on Property Transactions. Net gains on property transactions increased $63 million, primarily due to the pre-tax gain of $69 million on the sale of 85% of our interest in CBM Joint Venture LLC.

Gain (Loss) on Foreign Currency and Derivative Contracts. The gain on foreign currency and derivative contracts primarily is due to the $2 million increase in the fair value of the foreign currency exchange contracts on two of our Canadian hotels. These agreements were terminated in the fourth quarter of 2005. The $6 million loss in 2004 is primarily due to the $7 million decline in the fair value of the contracts.

Minority Interest Expense. Minority interest expense consists of our minority partners’ share of the income or loss of certain of our consolidated hotel partnerships. The increase in minority interest expense is due to the increase in net income of certain of our consolidated hotel partnerships that are partially owned by third parties.

Equity in Earnings (Losses) of Affiliates. Equity in losses of affiliates decreased by $15 million due to the sale of 85% of our interest in CBM Joint Venture LLC during March 2005 which reduced our ownership percentage in the joint venture from 50% to 3.6%. Additionally, the joint venture, which had recorded net losses throughout 2004, has recorded net income since the sale in March 2005. See discussion in Business and Properties, Other Real Estate Investments.

Benefit from (provision for) income taxes. The increase in the provision for income taxes primarily reflects the $28 million tax expense from the sale of 85% of our interest in CBM Joint Venture LLC.

Discontinued Operations. Discontinued operations consist of the results of operations and the gain or loss on disposition of six hotels sold in 2006, one hotel classified as held-for-sale as of September 8, 2006, five hotels sold in 2005 and nine hotels sold in 2004. For 2005 and 2004, revenues for these properties were $147 million and $283 million, respectively, and income before taxes was $20 million and $28 million, respectively. We recognized a gain, net of tax, of $19 million and $52 million for 2005 and 2004, respectively, on the disposition of these hotels.

2004 Compared to 2003

Hotel Sales Overview. Hotel sales increased 11.6% to approximately $3.4 billion for 2004. Hotel sales for 2004 include approximately $59 million of sales for the three hotels acquired in 2004 and exclude sales for the properties we have sold or classified as held for sale as of September 8, 2006 for all periods presented, which have been reclassified to discontinued operations. See “Discontinued Operations” below.

We discuss operating results for our full-service hotels on a comparable basis. As of December 31, 2004, 103 of our full-service hotels were classified as comparable hotels. Comparable hotel sales increased 6.4% to approximately $3.4 billion. The growth in revenues reflects the increase in comparable RevPAR of 7.3% for 2004, as a result of a strong increase in occupancy of 2.9 percentage points, and an increase in average room rate of 2.9%. Food and beverage revenues for our comparable hotels increased 5.7%, primarily due to an increase in catering revenues and the overall increase in occupancy.

Hotel Sales by Customer Mix. Continuing a trend we noted in the first three quarters of 2004, the business mix of our portfolio is showing a shift in transient room nights, from lower-rated discount business to higher-rated corporate and premium business.

For 2004, total transient room revenue for our comparable Marriott and Ritz-Carlton hotels was up 6.8% compared to last year, as premium and corporate occupancy increased to 29.3% of total transient demand, up from 25.8% last year, while our average transient room rate increased by 5.4%. This indicates that our hotel managers had greater success in reducing the number of rooms sold at discounted rates as a result of improving transient demand.

For 2004, total group room revenue for our comparable Marriott and Ritz-Carlton hotels was up 8.2% compared to last year, primarily due to an increase in occupancy of approximately 7.5%, while our average group room rate was up slightly, or 0.7%. This increase reflects the increased business travel and the steady growth in the economy. Additionally, our managers improved overall occupancy by accepting greater numbers of advance room reservations for groups, which resulted in fewer rooms available for transient business.

Comparable Hotel Sales by Property Type. For full year 2004, revenues increased consistently across all of our hotel property types. Comparable hotel RevPAR increased 6.8%, 6.4%, 7.0% and 12.0% for urban, suburban, resort/conference and airport properties, respectively. The largest increases were for our airport hotels, which reflected a significant increase in business travel in 2004 compared with the significantly depressed levels of 2002 and 2003.

Comparable Hotel Sales by Geographic Region. During 2004, we experienced RevPAR gains in most regions. Full year 2004 comparable hotel RevPAR in our New England region improved 11.0% over the prior year. The region benefited from the Democratic National Convention during the third quarter and was led by the Hyatt Regency Boston, which was converted from the Swissôtel brand in late 2003, where RevPAR improved by 25.6% for the year.

Comparable hotel RevPAR increased 9.2% for our DC Metro region due primarily to a 5.2% increase in average room rates in 2004. Growth was slowed during the year by rooms renovations at four of our hotels in the region.

For our Atlanta region, comparable hotel RevPAR grew by 6.0%. The improvement was led by The Grand Hyatt, Atlanta, The Four Seasons, Atlanta and The Ritz-Carlton, Atlanta, where RevPAR increased 9.7%, 10.9% and 9.9%, respectively.

Our Pacific region, which had lagged behind the portfolio as a whole during 2002 and 2003, continued to improve as comparable hotel RevPAR increased 8.0%, with significant increases in occupancy. The primary reason this region had been underperforming over the past three years was the decline in travel related to the area’s technology companies, particularly in the San Francisco Bay area. The improvement in the Pacific region in 2004 reflects an increase in comparable hotel RevPAR at our San Francisco market hotels of 14.5%. The results for the Pacific region also reflect a 6.5% increase in comparable hotel RevPAR at our properties in the Los Angeles market.

Comparable hotel RevPAR in our Mid-Atlantic region improved 10.7% over the prior year. Our New York City properties benefited from the Republican National Convention in the third quarter and strong demand in the fourth quarter of 2004.

For 2004, comparable hotel RevPAR in the Florida region improved 7.1% over 2003. During August and September, four hurricanes caused significant damage in Florida. Our 12 properties in the region and the New Orleans Marriott experienced varying levels of property damage and business interruption. During 2004, we recorded $3 million of non-recoverable losses.

RevPAR in other regions was relatively unchanged from 2003. RevPAR declined 0.9% in our South Central region, while RevPAR in our North Central and Mountain regions experienced comparable RevPAR increases of 2.2% and 2.7%, respectively.

Comparable hotel RevPAR for our international properties increased 17.5% for 2004. Our four Canadian properties, three of which are in Toronto, experienced increases in RevPAR of 24.5%, as the region has recovered from the SARS related travel restrictions in 2003 and the effect of the favorable appreciation of the Canadian dollar compared to the U.S. dollar.

Rental Income. Our rental income represents lease income from our 71 leased limited-service hotels and three office property leases, as well as lease income from one full-service hotel. In 2003, operations at the leased limited-service hotel properties suffered because a significant portion of these properties underwent renovations to enable them to compete with newer hotels and the weak economic conditions in their markets. While several leased properties still were under renovation in 2004, the properties that underwent renovations in 2003 performed substantially better. This was the primary reason for the increase in total rental income of $6 million to $106 million during 2004.

Property-level Operating Costs. Property-level operating costs and expenses increased 8.4% to approximately $3.0 billion. Property-level operating costs and expenses exclude the costs for hotels we have sold and held for sale, which are included in discontinued operations. Comparable hotel expenses increased 5.1% to approximately $2.6 billion. The increase in operating costs and expenses is due to additional costs associated with an increase in occupancy at our hotels and an increase in wage, benefit, utility and sales and marketing costs. Operating costs and expenses also include base and incentive management fees, which are earned based on the operating performance of our individual hotels.

Corporate and Other Expenses. Corporate and other expenses primarily consist of employee salaries and bonuses and other costs such as employee stock-based compensation expense, corporate insurance, audit fees, building rent and system costs. During 2004, these expenses increased $7 million, primarily due to an increase in stock compensation expense as a result of the significant appreciation in Host’s stock price since December 31, 2003 and an increase in the number of shares that Host may issue that are subject to performance criteria established by the Compensation Policy Committee of Host’s Board of Directors.

Interest Expense. During 2004, interest expense decreased $37 million. Interest expense includes $55 million and $31 million of call premiums and accelerated deferred financing costs and original issue discounts that were associated with debt prepayments made in 2004 and 2003, respectively. After excluding these items, interest expense decreased approximately $60 million due to the significant amount of debt repayments and refinancings that occurred in 2003 and 2004.

Net Gains on Property Transactions. Net gains on property transactions are due primarily to the recognition of deferred gains. In 1994, we sold a portfolio of Fairfield Inns by Marriott and received a note receivable in partial payment. Subsequently, we recorded a loss on the note due to a decline in the operations of the hotels. During 2004, the owner of the hotels filed for bankruptcy and several properties were sold. We recognized a previously deferred gain of approximately $12 million based on the amount of the proceeds we received.

Loss on Foreign Currency and Derivative Contracts. During 2004, the loss on foreign currency and derivative contracts is primarily due to the approximate $7 million loss from the foreign currency exchange contracts related to mortgage debt that was secured by three of our Canadian hotels for the majority of 2004, as the value of the U.S. dollar continued to decline in relation to the Canadian dollar. These contracts were deemed ineffective for hedge accounting purposes in 2003, which resulted in an $18 million loss at that time.

Minority Interest Expense. Minority interest expense consists of our minority partners’ share of the income or loss of our consolidated hotel partnerships that are partially owned by third parties.

Equity in Losses of Affiliates. Equity in losses of affiliates consists of our portion of the earnings (losses) of two partnerships in which we own non-controlling interests. The decrease in the loss can be attributed to a decrease in the net loss of CBM Joint Venture LLC in 2004 and an increase in the income from our investment in Tiburon Golf Ventures, L.P.

Discontinued Operations. Discontinued operations consist of the results of operations and the gain or loss on disposition of six hotels sold in 2006, one hotel classified as held-for-sale as of September 8, 2006, five hotels sold in 2005, nine hotels sold in 2004, eight hotels sold in 2003, and the gain on the disposition and business interruption proceeds for the New York Marriott World Trade Center hotel in 2003. For 2004 and 2003, revenues for these properties were $283 million and $583 million, respectively, and income before taxes for the same periods was $28 million and $204 million, respectively. We recognized a gain, net of tax, of $52 million and $65 million for 2004 and 2003, respectively, on the disposition of these hotels.

Comparable Hotel Operating Statistics

We present certain operating statistics (i.e., RevPAR, average daily rate and average occupancy) and operating results (revenues, expenses and adjusted operating profit) for the periods included in this report on a comparable hotel basis. We define our comparable hotels as full-service properties (i) that are owned or leased by us and the operations of which are included in our consolidated results, whether as continuing operations or discontinued operations, for the entirety of the reporting periods being compared, and (ii) that have not sustained substantial property damage or business interruption, or undergone large-scale capital projects during the reporting periods being compared. Of the 107 full-service hotels that we owned on December 31, 2005, 98 have been classified as comparable hotels. The operating results of the following nine hotels that we owned as of December 31, 2005 are excluded from comparable hotel results for these periods:

•	Memphis Marriott (construction of a 200-room expansion started in 2003 and completed in 2004);

•	Embassy Suites Chicago Downtown-Lakefront Hotel (acquired in April 2004);

•	Fairmont Kea Lani Maui (acquired in July 2004);

•	Newport Beach Marriott Hotel (major renovation started in July 2004);

•	Mountain Shadows Resort and Golf Club (hotel closed pending sale, which is expected to close in the fourth quarter of 2006);

•	Scottsdale Marriott at McDowell Mountains (acquired in September 2004);

•	Atlanta Marriott Marquis (major renovation started August 2005);

•	New Orleans Marriott (property damage and business interruption from Hurricane Katrina in August 2005); and

•	Hyatt Regency Washington on Capitol Hill, Washington, D.C. (acquired in September 2005).

Additionally, the operating results of the fourteen hotels we disposed of in 2005 and 2004 also are not included in comparable hotel results for the periods presented herein. Moreover, because these statistics and operating results are for our full-service hotel properties, they exclude results for our non-hotel properties and leased limited-service hotels.

We evaluate the operating performance of our comparable hotels based on both geographic region and property type. These divisions are generally consistent with industry data provided by hospitality research firms such as Smith Travel Research.

Geographic regions consist of the following (only states in which we own hotels are listed):

•	Pacific—California, Hawaii, Oregon and Washington;

•	Mountain—Arizona and Colorado;

•	North Central—Illinois, Indiana, Michigan, Minnesota, Missouri and Ohio;

•	South Central—Louisiana, Tennessee and Texas;

•	New England—Connecticut, Massachusetts and New Hampshire;

•	Mid-Atlantic—Pennsylvania, New Jersey and New York;

•	DC Metro—Maryland, Virginia and Washington, D.C.;

•	Atlanta—Georgia and North Carolina;

•	Florida—Florida; and

•	International—Canada and Mexico.

Property types consist of the following:

•	Urban—Hotels located in central business districts of major cities. This includes most of our large convention center properties, suburban markets or edge cities located outside the urban core in larger metropolitan areas;

•	Suburban—Hotels located in office parks or smaller secondary markets;

•	Resort/conference—Hotels located in resort/conference destinations such as Florida, Hawaii and Southern California; and

•	Airport—Hotels located at or near airports.

The following table sets forth performance information for our comparable full-service hotels by geographic region and property type as of December 31, 2005 and 2004:

Comparable by Region

	As of December 31, 2005		Year ended December 31, 2005			Year ended December 31, 2004
	No. of Properties	No. of Rooms	Average Daily Rate	Average Occupancy Percentages	RevPAR	Average Daily Rate	Average Occupancy Percentages	RevPAR	Percent Change in RevPAR
Pacific	20	11,035	$171.51	75.9%	$130.22	$160.37	73.7%	$118.19	10.2%
Florida	11	7,027	173.99	71.6	124.51	164.70	71.4	117.60	5.9
Mid-Atlantic	10	6,720	209.71	79.2	166.06	189.17	78.3	148.19	12.1
North Central	13	4,923	132.47	67.8	89.78	123.93	67.8	84.06	6.8
DC Metro	11	4,661	181.76	77.2	140.27	163.01	74.8	121.96	15.0
Atlanta	11	3,968	159.13	69.0	109.83	151.79	68.4	103.82	5.8
South Central	6	3,526	134.96	76.3	102.94	125.73	74.9	94.19	9.3
New England	6	3,032	155.57	72.9	113.35	150.48	72.9	109.64	3.4
Mountain	5	1,940	112.93	62.6	70.72	106.70	57.7	61.54	14.9
International	5	1,953	134.18	72.2	96.83	122.86	72.3	88.87	9.0

All Regions	98	48,785	166.80	73.6	122.82	154.96	72.4	112.21	9.5

Comparable by Property Type

	As of December 31, 2005		Year ended December 31, 2005			Year ended December 31, 2004
	No. of Properties	No. of Rooms	Average Daily Rate	Average Occupancy Percentages	RevPAR	Average Daily Rate	Average Occupancy Percentages	RevPAR	Percent Change in RevPAR
Urban	39	22,874	$183.26	76.7%	$140.63	$170.00	75.3%	$127.95	9.9%
Suburban	33	12,195	133.96	67.9	90.93	124.44	66.5	82.71	9.9
Airport	16	7,328	122.41	75.9	92.89	113.12	74.6	84.37	10.1
Resort/ Conference	10	6,388	216.80	70.9	153.82	202.44	71.1	143.97	6.8

All Types	98	48,785	166.80	73.6	122.82	154.96	72.4	112.21	9.5

The following statistics are for all of our full-service properties for the year ended December 31, 2005 and 2004, including the results of operations for five hotels sold in 2005 and nine hotels sold in 2004:

	Year ended
	December 31,	December 31,
	2005	2004
Average Room Rate	$167.64	$152.03
Average Occupancy	72.6%	72.0%
RevPAR	$121.66	$109.51

Liquidity and Capital Resources

Cash Requirements

Host is required to distribute to its stockholders at least 90% of its taxable income in order to qualify as a REIT. Funds used by Host to make these distributions are provided from us. Because Host is required to distribute almost all of its taxable income, we depend primarily on external sources of capital to finance future growth, including acquisitions.

Cash Balances. As of December 31, 2005, we had $184 million of cash and cash equivalents, which was a decrease of $163 million from December 31, 2004. The decrease primarily is attributable to the acquisition of the Hyatt Regency Washington on Capitol Hill in Washington, D.C. for a purchase price of approximately $274 million of available cash, significant capital expenditures during the year, the redemption of our preferred OP units and distributions. These cash outlays were partially offset by an increase in cash provided by operations and proceeds from hotel sales. As a result, we have now reduced our cash balances closer to the $100 million to $150 million level that we have historically maintained based on the flexibility and capacity provided by our credit facility and the continuing growth of the economy.

As of December 31, 2005, we also had $109 million of cash that was restricted as a result of lender requirements, which was a decrease of $45 million from December 31, 2004 (including reserves for debt service, real estate taxes, insurance, as well as cash collateral and excess cash flow deposits). On October 31, 2005, escrowed funds held in accordance with restrictive debt covenant requirements of approximately $71 million were released to us as a result of meeting certain conditions. The remaining restricted cash balances do not have a significant effect on our liquidity.

Approximately $85 million of mortgage debt has matured in 2006. Principal amortization of mortgage debt will total approximately $57 million for full year 2006. The maturity of $88 million of mortgage debt was extended for one-year in August 2006. We believe we have sufficient cash, or availability under our line of credit to deal with our near-term maturities as well as any potential decline in the cash flow from our business.

On October 14, 2005, we borrowed approximately $100 million under our available capacity on our credit facility to retire the remaining mortgage on our Canadian properties and for general corporate purposes, of which $80 million was repaid during the fourth quarter with the release of the restricted cash discussed above and available cash. The remaining balance was repaid in the first quarter of 2006.

Acquisitions. In August 2006, we acquired The Westin Kierland Resort & Spa. See “Recent Events.” In 2005, we acquired the 834-room Hyatt Regency Washington on Capitol Hill in Washington, D.C. for a purchase price of approximately $274 million. During 2005, we also purchased the ground lease associated with the Chicago Marriott Suites O’Hare for approximately $5 million. In 2004, we acquired three properties for an aggregate purchase price of approximately $502 million, including the assumption of $34 million in debt. During 2004, we also purchased a retail building adjacent to one of our hotels and the land under the JW Marriott Hotel at Lenox in Atlanta, which we previously leased, for a combined total of approximately $30 million.

We remain interested in pursuing single asset and portfolio acquisitions, both domestically and abroad. We believe that there are and will continue to be opportunities in the near term and over the next several years to acquire assets that are consistent with our target profile of luxury and upper-upscale properties in urban and resort/convention destinations where further large scale development is limited.

We may acquire properties through various structures, including transactions involving portfolios, single assets, joint ventures (including through our joint venture with ABP and GIC RE) and acquisitions of all or substantially all of the securities or assets of other REITs or similar real estate entities. We anticipate that our acquisitions will be financed through a combination of methods, including proceeds from equity offerings of Host, issuance of OP units by Host LP, advances under our credit facility, our available cash and the incurrence or assumption of indebtedness. We may, from time to time, be in the process of identifying, analyzing and negotiating possible acquisition transactions and we expect to continue to do so in the future. We cannot be certain as to the size or timing of acquisition opportunities or of our ability to obtain additional acquisition financing, if needed. Additionally, the number of potential acquirers for individual hotel properties has increased due to the improvement of both the capital markets and the lodging industry and, as a result, the cost of acquiring properties has increased. We can provide no assurance that we will continue to be able to find acquisition targets that provide a suitable return on investment.

Debt Repayments and Refinancings. Reducing future interest payments and leverage remains a key management priority. For the year ended December 31, 2005, we had a net reduction in total debt of approximately $153 million as a result of repayments, redemptions, and amortization of principal. This reduction in debt does not reflect the conversion or redemption of Host’s Convertible Subordinated Debentures, which further reduced our debt balance by approximately $385 million early in 2006. Additionally, we refinanced approximately $609 million of our debt in 2005 and $830 million of our debt in 2004. The combined effect of the transactions during 2005 and 2004 lowered our average interest rate by approximately 50 basis points since 2003 to 7.2% as of December 31, 2005 and we have a weighted-average maturity of 6.4 years.

We may continue to redeem or refinance senior notes and mortgage debt from time to time to take advantage of favorable market conditions. We may purchase senior notes for cash through open market purchases, privately negotiated transactions, a tender offer or, in some cases, through the early redemption of such securities pursuant to their terms. Repurchases of debt, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. Any refinancing or retirement before the maturity date would affect earnings and FFO per diluted unit, as defined below, as a result of the payment of any applicable call premiums and the acceleration of previously deferred financing costs. Specifically, interest expense includes $30 million for 2005 and $55 million for 2004 for the call premiums and the acceleration of deferred financing costs and original issue discounts associated with debt prepayments.

Capital Expenditures. For 2005, our renewal and replacement capital expenditures were approximately $242 million. Our renewal and replacement capital expenditures generally are funded by the furniture, fixture and equipment funds established at certain of our hotels (typically funded with approximately 5% of property revenues) and by our available cash.

For 2005, we spent approximately $107 million on repositioning/ROI projects. We completed the renovation and repositioning of the Newport Beach Marriott Hotel in December 2005 at a cost of approximately $60 million, which includes the addition of a spa and 20 new luxury suites, redesigned guest rooms, a new restaurant concept and updated meeting space. We also recently began work on a planned investment of approximately $70 million for the development of an exhibit hall for the Marriott Orlando World Center Hotel. These projects have historically generated strong returns and, over the next several years, we expect to spend approximately $300 million to $500 million on such investments.

Sources and Uses of Cash

Our principal sources of cash are cash from operations, the sale of assets, borrowing under our credit facility and our ability to obtain additional financing through various capital markets. Our principal uses of cash are debt service, asset acquisitions, capital expenditures, operating costs, corporate and other expenses and distributions to equity holders.

Cash Provided by Operations. Our cash provided by operations for 2005 increased $148 million to $512 million from $364 million for 2004 due primarily to the increase in operating profit in 2005.

Cash Used in Investing Activities. Cash used in investing activities for 2005 declined by $76 million to $429 million when compared to 2004. Activity for 2005 included the sale of five non-core hotels for net proceeds of approximately $122 million and the sale of 85% of our interest in the CBM Joint Venture LLC for $92 million. Additionally, we increased our capital expenditures by $98 million to $349 million in 2005 as part of our strategy to maximize the value of our existing portfolio. Investing activities in 2005 also include the acquisition of the Hyatt Regency Washington on Capitol Hill in Washington D.C. for approximately $274 million.

Activity for 2004 primarily included the acquisition of three hotel properties and other assets for total cash expenditures of approximately $503 million, the net proceeds of approximately $246 million from the sale of nine non-core hotels, and capital expenditures at our properties of approximately $251 million.

As of October 16, 2006, we have sold seven properties for gross proceeds of approximately $800 million. The net proceeds from these dispositions have been, or will be, used to repay debt, fund acquisitions or repositioning/ROI projects or for general corporate purposes.

The following table summarizes significant investing activities that have been completed since the beginning of fiscal year 2004 (in millions):

Transaction Date		Description of Transaction	(Investment) Sale Price
Acquisitions
August	2006	Purchase of The Westin Kierland Resort & Spa(3)	$(393)
July	2006	Investment in European joint venture(1)	(58)
May/June	2006	Investment in European joint venture(2)	(72)
April	2006	Purchase of 28 hotels from Starwood(4)	(3,070)
September	2005	Purchase of the 834-room Hyatt Regency Washington on Capitol Hill in Washington, D.C.	(274)
September	2004	Purchase of the 270-room Scottsdale Marriott at McDowell Mountains(5)	(58)
July	2004	Purchase of the 450-suite Fairmont Kea Lani	(355)
May	2004	Purchase of the 455-room Embassy Suites Lakefront, Chicago	(89)

		Total acquisitions	$(4,369)

Dispositions
September	2006	Sale of The Ritz-Carlton, Atlanta	$80
September	2006	Sale of the Detroit Marriott Livonia	21
March	2006	Sale of Swissôtel The Drake, New York	440
February	2006	Sale of Marriott at Research Triangle Park	28
February	2006	Sale of Chicago Marriott Suites Deerfield	27
January	2006	Sale of Albany Marriott	58
January	2006	Sale of Fort Lauderdale Marina Marriott	146
October	2005	Sale of Charlotte Marriott Executive Park	21
March	2005	Sale of 85% of our interest in CBM Joint Venture LLC	92
January	2005	Sale of Torrance Marriott	62
January	2005	Sale of Hartford Marriott at Farmington, Tampa Westshore Marriott and Albuquerque Marriott(6)	66
December	2004	Sale of the Bethesda Marriott	45
December	2004	Sale of the Salt Lake City Marriott	50
May	2004	Sale of the Dallas/Fort Worth Airport Marriott	59
January	2004	Sale of the Mexico City Airport Marriott	30
January	2004	Sale of the Atlanta Northwest Marriott, Detroit Romulus Marriott and the Detroit Southfield Marriott, Atlanta Marriott Norcross and the Fullerton Marriott	70

		Total dispositions	$1,295

(1)	During the third quarter of 2006, we invested an additional $58 million, or €46 million, in our European joint venture. The proceeds were used to fund a portion of the acquisition of the Hotel Arts Barcelona.
(2)	Investment price includes the contribution of the Sheraton Warsaw Hotel & Towers valued at $59 million on May 2, 2006, which was acquired from Starwood on April 10, 2006, and cash to the joint venture.
(3)	Investment price includes assumption of $135 million of mortgage debt.
(4)	Investment price includes the assumption of $77 million of mortgage debt and the issuance of $2.27 billion of Host common stock (representing approximately 133.5 million shares of Host common stock) and excludes transaction expenses.
(5)	Investment price includes the assumption of $34 million of mortgage debt.
(6)	Sale price includes the assumption by the buyer of $20 million of mortgage debt.

Cash Used in Financing Activities. Cash used in financing activities, net, was $246 million and $276 million for 2005 and 2004, respectively. During 2005, cash provided by financing activities included the issuance of debt securities for approximately $639 million, net of financing costs, while cash used in financing activities primarily consisted of debt prepayments of approximately $631 million and the redemption of $100 million of preferred OP units. See the table below for additional information. In connection with the redemptions of senior notes and prepayment of mortgage debt in 2005, we were required to pay premiums totaling approximately $27 million in exchange for the right to retire this debt in advance of its maturity.

During 2005, our common OP unit distributions increased $88 million to $108 million when compared to 2004 due to the improvements in operations that resulted in an increase in taxable income. At the same time, distributions on our preferred OP units declined by $7 million when compared to 2004 to $30 million due to the redemption of $100 million of our 10% Class B preferred OP units in May 2005.

During 2004, approximately $1.2 billion of cash was provided by financing activities through the issuance of equity and debt securities, while cash used in financing activities primarily consisted of debt prepayments of approximately $1.2 billion. See the table below for additional information. In connection with the redemptions of senior notes in 2004, we were required to pay premiums totaling approximately $40 million in exchange for the right to retire this debt in advance of its maturity. On August 3, 2004, Host redeemed all 4.16 million shares of its 10% Class A preferred stock (and our corresponding Class A preferred OP units) for approximately $104 million with the proceeds from the issuance of 4 million shares of its 8 7/8% Class E preferred stock (and our corresponding Class E preferred OP units) and available cash. The table below summarizes other significant debt (net of deferred financing costs) and equity transactions (not including the conversions of Host’s Convertible Subordinated Debentures in 2005 and 2006 into 30.8 million Host common shares or the approximately 133.5 million units issued to Host in the Starwood Transaction, as these are non-cash transactions) since January 2004 (in millions):

Transaction Date		Description of Transaction	Transaction Amount
Debt
August	2006	Assumption of mortgage debt on The Westin Kierland Resort & Spa	$135
June	2006	Repayment of 8.39% mortgage on the Boston Marriott Copley Place	(84)
May	2006	Redemption of the remaining 7 7/8% Series B senior notes	(136)
April	2006	Assumption of mortgage debt from Starwood	77
April	2006	Redemption of outstanding Convertible Preferred Securities(1)	(2)
March	2006	Proceeds from the issuance of 6 3/4% Series P senior notes	787
January	2006	Proceeds from the issuance of 5.195% Canadian mortgage loan	116
January	2006	Repayment of the Credit Facility	(20)
November	2005	Repayment of the Credit Facility	(80)
October	2005	Draw on the Credit Facility	100
October	2005	Prepayment of the 6.7% Canadian mortgage loan(2)	(19)
May	2005	Prepayment of the 9% mortgage debt on two Ritz-Carlton hotels	(140)
April	2005	Discharge of the remaining 8 3/8% Series E senior notes	(20)
April	2005	Partial redemption of 7 7/8% Series B senior notes	(169)
March	2005	Partial redemption of 8 3/8% Series E senior notes	(280)
March	2005	Proceeds from the issuance of 6 3/8% Series N senior notes	639
January	2005	8.35% mortgage on the Hartford Marriott at Farmington assumed by buyer	(20)
December	2004	Partial prepayment of the 5.19% Canadian mortgage loan(2)	(34)
September	2004	Assumed 6.08% mortgage on the Scottsdale Marriott at McDowell Mountains hotel	34
September	2004	Partial redemption of 7 7/8% Series B senior notes	(336)
August	2004	Proceeds from the issuance of 7% Series L senior notes	345
May	2004	Partial redemption of 7 7/8% Series B senior notes	(65)
April	2004	Partial redemption of 7 7/8% Series B senior notes	(494)
March	2004	Proceeds from the issuance of 3.25% Exchangeable Senior Debentures due 2024	484
January	2004	Payment of the 12.68% mortgage on the Mexico Airport Marriott	(11)
January	2004	Prepayment of the 8.58% mortgage on the Hanover Marriott	(27)
January	2004	Redemption of the remaining 8.45% Series C senior notes	(218)
January	2004	Partial prepayment of the 9% mortgage on two Ritz-Carlton hotels	(44)
2005/2004		Principal amortization	(119)

		Net debt transactions	$399

Equity
May	2006	Redemption of 5.98 million units of 10% Class C preferred OP units	$(151)
May	2005	Redemption of 4 million units of 10% Class B preferred OP units	(101)
August	2004	Redemption of 4.16 million units of 10% Class A preferred OP units	(104)
May/June	2004	Proceeds from the issuance of approximately 4 million units of 8 7/8% Class E preferred OP units	98
June	2004	Proceeds from the issuance of 25 million common OP units	301

		Net equity transactions	$43

(1)	The Series P senior notes were exchanged for Series Q senior notes in July 2006.
(2)	The Canadian mortgage had floating interest rate based on LIBOR plus 275 basis points. The interest rates shown reflect the rate as of the date of the transactions.

Financial Condition

General

As of December 31, 2005, our total debt was $5.4 billion with a weighted average interest rate of approximately 7.2% and a weighted average maturity of 6.4 years. Additionally, approximately 85% of our debt has a fixed rate of interest.

As of December 31, 2005 and 2004, our debt was comprised of:

	December 31, 2005	December 31, 2004
Series B senior notes, with a rate of 7 7/8% due August 2008(1)	$136	$304
Series E senior notes, with a rate of 8 3/8% due February 2006	—	300
Series G senior notes, with a rate of 9 1/4% due October 2007(2)	236	243
Series I senior notes, with a rate of 9 1/2% due January 2007(3)	451	468
Series K senior notes, with a rate of 7 1/8% due November 2013	725	725
Series M senior notes, with a rate of 7% due August 2012	346	346
Series O senior notes, with a rate of 6 3/8% due March 2015	650	—
Exchangeable Senior Debentures, with a rate of 3.25% due April 2024	493	491
Senior notes, with an average rate of 9.7%, maturing through May 2012	13	13

Total senior notes	3,050	2,890
Credit facility	20	—
Mortgage debt (non-recourse) secured by $3.1 billion of real estate assets, with an average interest rate of 7.8% and 7.7% at December 31, 2005 and 2004, respectively, maturing through February 2023(4)	1,823	2,043
Convertible Subordinated Debentures, with a rate of 6 3/4% due December 2026(5)	387	492
Other	90	98

Total debt	$5,370	$5,523

(1)	We redeemed all remaining Series B senior notes on May 15, 2006.
(2)	Includes the fair value of interest rate swap agreements of $(6) million and $1 million as of December 31, 2005 and 2004, respectively.
(3)	Includes the fair value of an interest rate swap agreement of $1 million and $18 million as of December 31, 2005 and 2004, respectively.
(4)	Excludes $20 million of mortgage debt related to the Hartford Marriott Farmington, that was reclassified as liabilities associated with assets held for sale at December 31, 2004. The hotel was sold on January 6, 2005.
(5)	As of February 10, 2006, $368 million of this debt had been converted into approximately 24.0 million of common OP units. Host redeemed the remaining $2 million of outstanding Convertible Preferred Securities held by third parties for cash on April 5, 2006. Additionally, the $17 million of Convertible Subordinated Debentures not held by third parties was eliminated in conjunction with the redemption on April 5, 2006.

Senior Notes

General. The following summary is a description of the material provisions of the indentures governing our various senior notes issues by the operating partnership, which we refer to collectively as the senior notes indenture. Under the terms of our senior notes indenture, our senior notes are equal in right of payment with all of the operating partnership’s unsubordinated indebtedness and senior to all subordinated obligations of the operating partnership. The notes outstanding under our senior notes indenture are guaranteed by certain of our existing subsidiaries and currently are secured by pledges of equity interests in many of our subsidiaries. The guarantees and pledges ratably benefit the notes outstanding under our senior notes indenture, as well as our credit facility, certain other senior debt, and interest rate swap agreements and other hedging agreements with lenders that are parties to the credit facility. We pay interest on each series of our outstanding senior notes semi-annually in arrears at the respective annual rates indicated on the table above.

Restrictive Covenants. Under the terms of the senior notes indenture, our ability to incur indebtedness and pay dividends is subject to restrictions and the satisfaction of various conditions, including the achievement of an EBITDA-to-interest coverage ratio of at least 2.0x by the operating partnership. This ratio is calculated in accordance with our senior notes indenture and excludes from interest expense items such as interest on Host’s Convertible Subordinated Debentures, call premiums and deferred financing charges that are included in interest expense on our consolidated statement of operations. Additionally, the calculation is based on our pro forma results for the four prior fiscal quarters giving effect to the transactions, such as acquisitions, dispositions and financings, as if they occurred at the beginning of the period. Other covenants limiting our ability to incur indebtedness and pay dividends include maintaining total indebtedness (excluding Host’s Convertible Subordinated Debentures) of less than 65% of adjusted total assets (using undepreciated real estate values) and secured indebtedness of less than 45% of adjusted total assets. So long as we maintain the required level of interest coverage and satisfy these and other conditions in the senior notes indenture, we may make preferred or common OP unit distributions and incur additional debt under the senior notes indenture, including debt incurred in connection with an acquisition. Our senior notes indenture also imposes restrictions on customary matters, such as limitations on capital expenditures, acquisitions, investments, transactions with affiliates and the incurrence of liens.

Exchangeable Senior Debentures. On March 16, 2004, we issued $500 million of 3.25% Exchangeable Senior Debentures and received proceeds of $484 million, net of underwriting fees and expenses and an original issue discount. These debentures were issued under our senior notes indenture, and are the only series of senior notes that are exchangeable into Host common stock. The Exchangeable Senior Debentures mature on April 15, 2024 and are equal in right of payment with all of our unsubordinated debt. Interest is payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year. We can redeem for cash all, or part of, the Exchangeable Senior Debentures at any time subsequent to April 19, 2009 upon 30 days notice at the applicable redemption price as set forth in the indenture. Holders have the right to require us to repurchase the Exchangeable Senior Debentures on April 15, 2010, April 15, 2014 and April 15, 2019 at the issue price. The Exchangeable Senior Debentures currently are exchangeable into shares of Host common stock at a rate of 56.1319 shares for each $1,000 of principal amount of the debentures, or a total of approximately 28 million shares, which is equivalent to an exchange price of $17.82 per share of Host’s common stock. Upon issuance of such shares by Host, we will issue to Host the number of OP units equal to the number of shares of common stock issued by Host in exchange for the Exchangeable Senior Debentures. The exchange rate may be adjusted under certain circumstances, including the payment of common dividends by Host. Holders may exchange their Exchangeable Senior Debentures prior to maturity under certain conditions, including at any time at which the closing sale price of Host’s common stock is more than 120% of the exchange price per share, for at least 20 of 30 trading days. The Exchangeable Senior Debentures and the common stock issuable upon exchange of the debentures have not been registered under the Securities Act and may not be offered or sold except to qualified institutional buyers, as defined. Host has a shelf registration statement that currently is effective with respect to the resale of its common stock issuable upon exchange of the debentures.

As of September 25, 2006, holders of the debentures may exchange their debentures for Host common stock as the closing price for Host common stock exceeded 120% of the exchange price for 20 out of the 30 trading days during the period ending on September 25, 2006 (the first day of the current exchange period). The debentures will remain exchangeable until January 16, 2007 (the last day of the current exchange period). The debentures will remain exchangeable after January 16, 2007, if the trading price of Host common stock continues to exceed 120% of the exchange price for 20 out of the 30 trading days during the period ending on January 17, 2007, or if other conditions for exchange are satisfied.

Credit Facility

General. On September 10, 2004, we entered into an amended and restated credit facility. The credit facility replaced our prior credit facility and provides aggregate revolving loan commitments in the amount of $575 million. The credit facility also includes sub-commitments for the issuance of letters of credit in an aggregate amount of $10 million and loans to certain of our Canadian subsidiaries in Canadian Dollars in an aggregate amount of $150 million. The credit facility has an initial scheduled maturity in September 2008. We have an option to extend the maturity for an additional year if certain conditions are met at the time of the initial scheduled maturity. We also have the option to increase the amount of the credit facility by up to $100 million to the extent that any one or more lenders, whether or not currently party to the credit facility, commits to be a lender for such amount. Currently, we have no amounts outstanding under our credit facility.

As with the prior facility, the debt under the amended credit facility is guaranteed by certain of our existing subsidiaries and currently is secured by pledges of equity interests in many of our subsidiaries. The guarantees and pledges ratably benefit our credit facility as well as the notes outstanding under our senior notes indenture, certain other senior debt, and interest rate swap agreements and other hedging agreements with lenders that are parties to the credit facility. As with the prior facility, the pledges are permitted to be released in the event that our leverage ratio falls below 6.0x for two consecutive fiscal quarters.

Dual Tranche Structure. Unlike our prior facility, the revolving loan commitment under the amended credit facility is divided into two separate tranches: (1) a Revolving Facility A tranche of $385 million and (2) a Revolving Facility B tranche of $190 million. Subject to compliance with the facility’s financial covenants, amounts available for borrowing under Revolving Facility A vary depending on our leverage ratio, with $385 million being available when our leverage ratio is less than 6.5x, $300 million being available when our leverage ratio equals or exceeds 6.5x but is less than 6.75x, $150 million being available when our leverage ratio equals or exceeds 6.75x but is less than 7.0x, and no amounts being available when our leverage ratio equals or exceeds 7.0x. By contrast, the entire amount of Revolving Facility B is available for borrowing at any time that our unsecured interest coverage ratio equals or exceeds 1.5x and our leverage ratio does not exceed levels ranging from 7.5x to 7.0x. Specifically, prior to the end of our third quarter of 2007, we are permitted to make borrowings and maintain amounts outstanding under Revolving Facility B so long as our leverage ratio is not in excess of 7.5x; the maximum leverage ratio applicable to Revolving Facility B is then reduced to 7.25x from the end of the third quarter of 2007 until the day prior to end of our third quarter of 2008, and is reduced to 7.0x thereafter.

Financial Covenants. We are subject to different financial covenants depending on whether amounts are borrowed under Revolving Facility A or Revolving Facility B, and we are permitted to convert amounts borrowed under either tranche into amounts borrowed under the other tranche. While the financial covenants applicable under Revolving Facility A are generally comparable to those contained in our prior facility (including covenants for leverage, fixed charge coverage and unsecured interest coverage), the financial covenants applicable to Revolving Facility B are limited to leverage and unsecured interest coverage, and are set at less restrictive levels than the corresponding covenants applicable to Revolving Facility A. As a result of this structure, we have gained flexibility to make and maintain borrowings in circumstances where adverse changes to our financial condition could have prohibited the maintenance of borrowings under the prior facility. The financial covenants for the Revolving Facility A and Revolving Facility B do not apply when there are no borrowings under the respective tranche. Hence, so long as there are no amounts outstanding we are not in default of the credit facility if we do not satisfy the financial covenants and we do not lose the potential to draw under the amended credit facility in the future if we were ever to come back into compliance with the financial covenants. We are in compliance with all our covenants as of December 31, 2005.

The following table summarizes the financial tests contained in the credit facility through 2007:

	Facility A—Financial Covenant Levels
Year	Minimum unsecured interest coverage ratio	Maximum leverage ratio	Minimum fixed charge coverage ratio
2005	1.50	7.00	1.00
2006	1.50	6.75	1.00
2007	1.55	6.50	1.05

	Facility B—Financial Covenant Levels
Quarter	Minimum unsecured interest coverage ratio	Maximum leverage ratio
First Quarter 2005 to Second Quarter 2007	1.50	7.50
Third Quarter 2007 to Fourth Quarter 2007	1.50	7.25

Interest and Fees. We pay interest on borrowings under the Revolving Facility A at floating interest rates plus a margin (which, in the case of LIBOR-based borrowings, ranges from 2.00% to 3.00%) that is set with reference to our leverage ratio. Borrowings under Revolving Facility B are subject to a margin that is 0.5% higher than the corresponding margin applicable to Revolving Facility A borrowings and .75% higher when our leverage ratio is greater than 7.0x. As with the prior facility, to the extent that amounts under the amended credit facility remain unused, we pay a quarterly commitment fee on the unused portion of the loan commitment.

Other Covenants. Our amended credit facility imposes restrictions on customary matters that were also restricted in our prior facility, such as limitations on capital expenditures, acquisitions, investments, the incurrence of debt and the payment of dividends. While such restrictions are generally similar to those contained in our prior facility, we have modified certain covenants to become less restrictive at any time that our leverage ratio falls below 6.0x. In particular, at any time that our leverage ratio is below 6.0x, we will not be subject to limitations on capital expenditures, and the limitations on acquisitions, investments and dividends will be replaced by the generally less restrictive corresponding covenants in our senior notes indenture.

Mortgage Debt

General. As of December 31, 2005, we had 23 assets that were secured by mortgage debt. Substantially all of our mortgage debt is recourse solely to specific assets except in instances of fraud, misapplication of funds and other customary recourse provisions. As of December 31, 2005, secured debt represented approximately 34% of our total debt and our aggregate secured debt had an average interest rate of 7.8% and an average maturity of 4.2 years. Over time, we expect to reduce the amount of our secured debt as a percentage of our total debt. We may refinance secured debt with other financing alternatives, such as senior notes, although there can be no assurances that we will achieve this objective.

As a result of the decline in operations of our properties in 2002 and 2003, restrictive covenants on eight of our hotel properties secured by a $548 million mortgage loan, which we refer to as the CMBS Loan, were triggered. These hotel properties are the New York Marriott Marquis Times Square, the Hyatt Regency San Francisco Airport, the Hyatt Regency Cambridge, Overlooking Boston, the Hyatt Regency Reston, the Hyatt Regency Boston, the Swissôtel The Drake, New York, the Westin Buckhead Atlanta, and the Swissôtel Chicago, which we refer to as the CMBS Portfolio. The CMBS Loan contains a provision that requires the mortgage servicer to retain certain excess cash flow from the CMBS Portfolio after payment of debt service if net cash flow after payment of taxes, insurance, ground rent and reserves for furniture, fixtures and equipment for the trailing twelve months declines below $96 million. This provision was triggered beginning in the third quarter of 2002 and remained in effect until the CMBS Portfolio generated the necessary minimum cash flow for two consecutive quarters, at which point, the cash that had been escrowed will be returned to us. As of the end of the third quarter 2005, operating cash flow from these properties for the past two quarters met the levels required to release the escrowed funds under the CMBS loan and on October 31, 2005 escrowed funds in the amount of approximately $71 million were released to us. Additionally, in conjunction with the sale of The Drake on March 31, 2006, it was removed as collateral securing the CMBS loan and the Hyatt Regency Washington was substituted as collateral.

On October 17, 2005, we retired the remaining mortgage secured by two of our Canadian properties with the prepayment of approximately $19 million. During January 2006, we issued mortgage debt in the amount of $135 million Canadian Dollars ($116 million US Dollars based on the exchange rate on the issuance date) with a fixed interest rate of 5.195%, which is secured by four of our Canadian properties and matures on March 1, 2011. On January 13, 2006, a portion of the proceeds were used to repay the $20 million outstanding balance on our credit facility.

The following table summarizes our outstanding debt and scheduled amortization and maturities related to mortgage and other debt as of December 31, 2005 (in millions):

	2005	2006	2007	2008	2009	2010	Thereafter
Mortgage Debt
CMBS Loan, 7.54%, due 8/1/2009 (1)	$548	$24	$26	$28	$470	$—	$—
Orlando Marriott World Center, 7.48%, due 1/1/2008	218	4	4	210	—	—	—
San Diego Marriott, 8.45%, due 7/1/2009	183	3	3	3	174	—	—
Host Hotel Properties II, 8.22%, due 10/11/2017 (2)(3)	174	9	8	7	7	8	135
Atlanta Marriott Marquis, 7.4%, due 2/11/2023 (4)	141	4	4	4	5	5	119
Desert Springs Marriott Resort and Spa, 7.8%, due 12/11/2022 (4)	88	3	3	3	3	3	73
Harbor Beach Marriott, 8.58%, due 3/1/2007	90	2	88	—	—	—	—
Boston Marriott Copley Place, 8.39%, due 6/1/2006 (5)	85	85	—	—	—	—	—
JW Marriott Washington, D.C., 6.5%, due 9/15/2006 (6)	88	88	—	—	—	—	—
Philadelphia Marriott Convention Center, 8.49%, due 4/1/2009	79	2	2	2	73	—	—
Other mortgage debt (7)	129	5	37	38	21	2	26

Total mortgage debt	1,823	229	175	295	753	18	353

Other Debt
Philadelphia Marriott Airport industrial revenue bonds, 7 3/4%, due 12/1/2017	40	—	—	—	—	—	40
Capital leases and other (8)	70	—	—	20	—	—	50

Total other debt	110	—	—	20	—	—	90

Total mortgage and other debt	$1,933	$229	$175	$315	$753	$18	$443

(1)	This mortgage debt is secured by eight hotel properties and has certain restrictive covenants. In conjunction with the sale of The Drake, the Hyatt Regency Washington was substituted as collateral for the loan.
(2)	This mortgage debt is secured by first mortgages on three hotels, as well as a pledge of our limited partnership interest in the Santa Clara Partnership.
(3)	Beginning in 2007, the interest rate on this loan increases a minimum of 200 basis points and all excess cash (as defined in the loan agreement) generated by the partnership is applied to principal; however, the loan can be repaid without a premium or penalty on that date. The amortization presented in this table is the minimum principal payment considering the increase in interest rate, but does not include additional principal payments based on excess cash flow.
(4)	Beginning in 2010, the interest rate on these loans increases a minimum of 200 basis points and all excess cash (as defined in the loan agreement) generated by the partnerships that own these two properties is applied to principal; however, the loans can be repaid without a premium or penalty on that date. The amortization presented is the minimum principal payment considering the increase in interest rate, but does not include additional principal payments based on excess cash flow.
(5)	This mortgage debt was repaid on June 1, 2006.
(6)	This floating rate mortgage is based on LIBOR plus 2.10%. The rate shown is at December 31, 2005. Also, this mortgage has an interest rate cap derivative with a maximum rate of 8.1%. During August 2006, we exercised the first of three one-year extension options under the loan agreement. Certain requirements must be met in order to exercise the second and third one-year options.
(7)	Other mortgage debt consists of individual mortgage debt amounts that are less than $40 million, have an average interest rate of 8.0% at December 31, 2005 and mature through 2017.
(8)	Capital leases and other consist of $20 million outstanding under our credit facility, which was repaid in the first quarter of 2006, three loans with an average interest rate of 7.36% that mature through 2016, as well as capital leases with varying interest rates and maturity dates.

Credit Ratings

As of September 8, 2006, we have $3.7 billion of senior notes outstanding and $100 million of Host’s preferred stock that are rated by Moody’s Investors Service and Standard & Poor’s. Standard & Poor’s rating on our senior debt is BB- and the rating on Host’s preferred stock is B-. Moody’s rating on our senior notes debt is Ba2 and Host’s preferred stock is B1. If our operations or our credit ratios were to decline, the ratings on our securities could be reduced. If we were unable to subsequently improve our credit ratings, our cost to issue additional senior notes, either in connection with a refinancing or otherwise, or to issue additional preferred stock would likely increase.

Distribution Policy

Host is required to distribute to its stockholders at least 90% of its annual taxable income to qualify as a REIT, including taxable income recognized for tax purposes but with regard to which we do not receive corresponding cash. Funds used by Host to pay dividends on its common and preferred stock are provided through distributions from Host LP. For every share of common and preferred stock of Host, Host LP has issued to Host a corresponding common OP unit and preferred OP unit. As of September 8, 2006, Host is the owner of substantially all of the preferred OP units and approximately 96% of the common OP units. The remaining 4% of the common OP units are held by various third-party limited partners.

As a result of their minority position in Host LP common OP units, these holders share, on a pro rata basis, in amounts being distributed by Host LP. When Host pays a common or preferred dividend, Host LP pays an equivalent per unit distribution on all common or corresponding preferred OP units. For example, if Host paid a $1 per share dividend on its common stock, it would be based on payment of a $1 OP unit distribution by Host LP to Host as well as other common OP unitholders. For this reason, investors should also take into account the 4% minority position in Host LP, and the requirement that they share pro rata in distributions from Host LP, when analyzing dividend payments by Host to its stockholders.

Host’s current policy on common dividends is generally to distribute at least 100% of its annual taxable income, unless otherwise contractually restricted. Host currently intends to continue paying dividends on its preferred stock, regardless of the amount of taxable income, unless similarly contractually restricted. Host is not currently restricted in its ability to pay dividends, except to the extent necessary to maintain its REIT status.

The following table sets forth cash distributions declared on our common OP units during 2006, 2005 and 2004.

Declaration Date	Payment Date	Amount
September 15, 2006	October 16, 2006(1)	$0.20/share
June 15, 2006	July 17, 2006	$0.17/share
March 21, 2006	April 17, 2006	$0.14/unit
December 15, 2005	January 17, 2006	$0.12/unit
September 19, 2005	October 17, 2005	$0.11/unit
June 17, 2005	July 15, 2005	$0.10/unit
March 21, 2005	April 15, 2005	$0.08/unit
September 8, 2004	December 20, 2004	$0.05/unit

(1)	Announced payment date.

Off-Balance Sheet Arrangements and Contractual Obligations

Off-Balance Sheet Arrangements

We are party to various transactions, agreements or other contractual arrangements with unconsolidated entities (which we refer to as “off-balance sheet arrangements”) under which we have certain contingent liabilities and guarantees. As of December 31, 2005, we are party to the following material off-balance sheet arrangements:

Tax Sharing Arrangements. Under tax sharing agreements with former affiliated companies (such as Marriott International, Host Marriott Services Corporation and Barceló Crestline Corporation), we are obligated to pay certain taxes (federal, state, local and foreign, including any related interest and penalties) relating to periods in which the companies were affiliated with us. For example, a taxing authority could adjust an item deducted by a former affiliate during the period that this former affiliate was owned by us. This adjustment could produce a material tax liability that we may be obligated to pay under the tax sharing agreement. Additionally, under the partnership agreement between Host and Host LP, Host LP is obligated to pay certain taxes (federal, state, local and foreign, including any related interest and penalties) incurred by Host, as well as any liabilities the IRS may successfully assert against Host. We do not expect any amounts paid under the tax sharing arrangements to be material.

Tax Indemnification Agreements. For reasons relating to tax considerations of the former and current owners of five hotels, we have agreed to restrictions on selling the hotels, or repaying or refinancing the mortgage debt for varying periods depending on the hotel. These agreements require that we indemnify the owners for their tax consequences resulting from our selling the hotel or refinancing the mortgage debt during the period under the agreement. We also have agreed not to sell more than 50% of the original allocated value attributable to a portfolio of 11 additional hotels, or to take other actions that would result in the recognition and allocation of gain to the former owners of such hotels for income tax purposes. Because the timing of these potential transactions is within our control, we believe that the likelihood of any material indemnification to be remote and therefore not material to our financial statements. On average, these restrictions will generally expire, or cease to be significant, in 2009.

Guarantees. We have certain guarantees, which consist of commitments we have made to third parties for leases or debt, that are not on our books due to various dispositions, spin-offs and contractual arrangements, but that we have agreed to pay in the event of certain circumstances including default by an unrelated party. We consider the likelihood of any material payments under these guarantees to be remote. The largest guarantees (by dollar amount) are listed below:

•	We remain contingently liable for rental payments on certain divested non-lodging properties. These primarily represent divested restaurants that were sold subject to our guarantee of the future rental payments. The aggregate amount of these future rental payments is approximately $27 million as of December 31, 2005.

•	In 1997, we owned Leisure Park Venture Limited Partnership, which owns and operates a senior living facility. We no longer have an ownership interest in the partnership, but we remain obligated under a guarantee of interest and principal with regard to $14.7 million of municipal bonds issued by the New Jersey Economic Development Authority through their maturity in 2027. However, to the extent we are required to make any payments under the guarantee, we have been indemnified by Barceló Crestline Corporation, who, in turn, is indemnified by the current owner of the facility.

•	In connection with the sale of three hotels in the fourth quarter of 2004 and January 2005, we remain contingently liable for the amounts due under the respective ground leases. The future minimum lease payments are approximately $20 million through the full term of the leases, including renewal options. We believe that any liability related to these ground leases is remote, and in each case, we have been indemnified by the purchaser of the hotel.

Information on other guarantees and other off-balance sheet arrangements may be found in Note 17 to our consolidated financial statements.

Contractual Obligations

The table below summarizes our obligations for principal and estimated interest payments on our debt, future minimum lease payments on our operating and capital leases and projected capital expenditures, each as of December 31, 2005 (in millions):

	Payments due by period
	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
Long-term debt obligations(1)	$7,339	$615	$1,922	$1,694	$3,108
Capital lease obligations	4	2	2	—	—
Operating lease obligations(2)	1,547	112	215	202	1,018
Purchase obligations(3)	318	318	—	—	—
Deferred management fees(4)	39	—	—	—	39

Total	$9,247	$1,047	$2,139	$1,896	$4,165

(1)	The amounts shown include amortization of principal, debt maturities and estimated interest payments. Interest payments have been included in the long-term debt obligations based on the weighted average interest rate for both fixed and variable debt. For variable rate debt, we have used the applicable percentage interest rate as of December 31, 2005.
(2)	Future minimum lease payments have not been reduced by aggregate minimum sublease rentals from restaurants and the HPT subleases of $16 million and $481 million, respectively, payable to us under non-cancelable subleases.
(3)	Our only purchase obligations consist of commitments for capital expenditures at our hotels. Under our contracts, we have the ability to defer some of these expenditures into later years and some of the current year amount reflects prior year contracts that were deferred or not completed. See “Capital Expenditures.”
(4)	Under terms of our management agreements, we have deferred payment of management fees to our hotel managers for some of our properties that have not achieved the required income thresholds for payment of owner’s priority to us. The timing of the payments, if any, is based on future operations, the termination of the management agreement or the sale of the hotel and is therefore not determinable.

Critical Accounting Policies

Our consolidated financial statements have been prepared in conformity with GAAP, which requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of our financial statements and the reported amounts of revenues and expenses during the reporting period. While we do not believe the reported amounts would be materially different, application of these policies involves the exercise of judgment and the use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates. We evaluate our estimates and judgments, including those related to the impairment of long-lived assets, on an ongoing basis. We base our estimates on experience and on various other assumptions that are believed to be reasonable under the circumstances. All of our significant accounting policies are disclosed in the notes to our consolidated financial statements. The following represent certain critical accounting policies that require us to exercise our business judgment or make significant estimates:

•	Impairment testing. We are required by GAAP to record an impairment charge when we believe that one or more of our hotels has been impaired, whereby, future undiscounted cash flows for the hotel would be less than the net book value of the hotel. For impaired assets, we record an impairment charge when a property’s fair value is less than its net book value. We test for impairment in several situations, including when current or projected cash flows are less than historical cash flows, when it becomes more likely than not that a hotel will be sold before the end of its previously estimated useful life, as well as whenever an asset is classified as “held for sale” or events or changes in circumstances indicate that a hotel’s net book value may not be recoverable. In the evaluation of the impairment of our hotels, we make many assumptions and estimates, including:

•	projected cash flows

•	holding period

•	expected useful life

•	future capital expenditures

•	fair values, including consideration of capitalization rates, discount rates and comparable selling prices.

Changes in these estimates, assumptions, future changes in economic conditions, or property-level results could require us to record additional impairment charges, which would be reflected in operations in the future.

•	Classification of Assets as “Held for Sale.” Our policy for the classification of a hotel as held-for-sale is intended to ensure that the sale of the asset is probable, will be completed within one year and that actions required to complete the sale are unlikely to change or that the planned sale will be withdrawn. This policy is consistent with our experience with real estate transactions under which the timing and final terms of a sale are frequently not known until purchase agreements are executed, the buyer has a significant deposit at risk and no financing contingencies exist which could prevent the transaction from being completed in a timely manner. Specifically, we classify properties that we are actively marketing as held for sale when all of the following conditions are met:

•	Host’s Board of Directors has approved the sale (to the extent the dollar magnitude of the sale requires Board approval);

•	a binding agreement to purchase the property has been signed;

•	the buyer has committed a significant amount of non-refundable cash; and

•	no significant financing contingencies exist which could cause the transaction not to be completed in a timely manner.

To the extent a property is classified as held for sale and its fair value less selling costs is lower than the net book value of the property, we will record an impairment loss. See the discussion above concerning the use of estimates and judgments in determining fair values for impairment tests.

•	Depreciation and Amortization Expense. Depreciation expense is based on the estimated useful life of our assets and amortization expense for leasehold improvements is the shorter of the lease term or the estimated useful life of the related assets. The lives of the assets are based on a number of assumptions including cost and timing of capital expenditures to maintain and refurbish the assets, as well as specific market and economic conditions. While management believes its estimates are reasonable, a change in the estimated lives could affect depreciation expense and net income (loss) or the gain or loss on the sale of any of our hotels.

•	Valuation of Deferred Tax Assets. We have approximately $100 million, net of a valuation allowance of $19 million, in consolidated deferred tax assets as of December 31, 2005. The objective of financial accounting and reporting standards for income taxes is to recognize the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in a company’s financial statements or tax returns. We have considered various factors, including future reversals of existing taxable temporary differences, future projected taxable income and tax planning strategies in determining a valuation allowance for our deferred tax assets, and we believe that it is more likely than not that we will be able to realize the $100 million in deferred tax assets in the future. When a determination is made that all, or a portion, of the deferred tax assets may not be realized, an increase in income tax expense would be recorded in that period.

•	Valuation of Derivative Contracts. We had three interest rate swap agreements outstanding as of December 31, 2005. Our interest rate swap agreements with a fair market value of approximately $(5) million as of December 31, 2005 have been designated as fair value hedges, as described in Note 1 to our consolidated financial statements. While we intend to continue to meet the conditions for hedge accounting, if a particular interest rate swap does not qualify as highly effective, any change in the fair value of the derivative used as a hedge would be reflected in current earnings. Should any change in management strategy, or any other circumstance, cause an existing highly-effective hedge to become ineffective, the accumulated loss or gain in the value of the derivative instrument since its inception may be reclassified from the partners’ capital section of the balance sheet to current net income (loss). We also have two interest rate cap agreements that are fair valued each quarter and the increase or decrease in fair value is recorded in net income (loss). We estimate the fair value of all of these instruments through the use of third party valuations, which utilize the market standard methodology of netting the discounted future cash receipts and the discounted expected cash payments. The variable cash flow streams are based on an expectation of future interest and exchange rates derived from observed market interest and exchange rate curves. The values of these instruments will change over time as cash receipts and payments are made and as market conditions change. Any event that impacts the level of actual and expected future interest or exchange rates will impact our valuations. The fair value of our derivatives is likely to fluctuate materially from year to year based on changing levels of interest and exchange rates and shortening terms to maturity.

•	Stock Compensation. In connection with Host’s conversion to a REIT, we assumed the employee obligations of Host. Upon the issuance of Host common stock under either of its two stock-based compensation plans, we will issue Host an equal number of OP units. Accordingly, these liabilities and related disclosures are included in our consolidated financial statements. FASB SFAS No. 123R, Share-Based Payment (“FAS 123R”), which was effective January 1, 2006, requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. The statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award—the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service. Employee share purchase plans will not result in recognition of compensation cost if certain conditions are met. We have recognized these costs for all share-based payment awards granted after January 1, 2002.

•	Consolidation Policies. Judgment is required with respect to the consolidation of partnership and joint venture entities in the evaluation of control, including assessment of the importance of rights and privileges of the partners based on voting rights, as well as financial interests that are not controllable through voting interests. Currently, we have investments in entities that own hotel properties and other investments which we record using the equity method of accounting. These entities are considered to be voting interest entities. The debt on these investments is non-recourse to the company and the effect of their operations on our results of operations is not material. While we do not believe we are required to consolidate any of our current partnerships or joint ventures, if we were required to do so, then all of the results of operations and the assets and liabilities would be included in our financial statements.

Application of New Accounting Standards

In March 2005, the FASB issued FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143 (“FIN 47”), which clarified the term “conditional asset retirement obligation” as used in FASB Statement No. 143. A conditional asset retirement obligation refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. As a result of the issuance of this statement, we will recognize the fair value of the liability for any conditional asset retirement obligations when incurred, which is generally upon acquisition, construction, or development and (or) through the normal operation of the asset, if sufficient information exists to reasonably estimate the fair value of the obligation. The adoption of this interpretation did not have a material impact on our financial position or results of operations.

In July 2006, the FASB issued FASB Interpretation Number 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109, (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken in a tax return. The Partnership must determine whether it is “more-likely-than-not” that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. Once it is determined that a position meets the more-likely-than-not recognition threshold, the position is measured to determine the amount of benefit to recognize in the financial statements. FIN 48 applies to all tax positions related to income taxes subject to FASB Statement No. 109, Accounting for Income Taxes. We will adopt the provisions of this statement beginning in the first quarter of 2007. The cumulative effect of applying the provisions of FIN 48 will be reported as an adjustment to the opening balance of retained earnings on January 1, 2007. We do not anticipate that the adoption of this statement will have a material effect on our financial position or results of operations.

Reporting Periods

Reporting Periods for Consolidated Statement of Operations

The results we report are based on results of our hotels reported to us by our hotel managers. Our hotel managers use different reporting periods. Marriott International, the manager of the majority of our properties, uses a year ending on the Friday closest to December 31 and reports twelve weeks of operations for the first three quarters and sixteen or seventeen weeks for the fourth quarter of the year for its Marriott-managed hotels. In contrast, other managers of our hotels, such as Hyatt, report results on a monthly basis. Host, as a REIT, is required by tax laws to report results on a calendar year. As a result, we elected to adopt the reporting periods used by Marriott International modified so that our fiscal year always ends on December 31 to comply with REIT rules. Our first three quarters of operations end on the same day as Marriott International but our fourth quarter ends on December 31 and our full year results, as reported in our statement of operations, always includes the same number of days as our calendar year.

Two consequences of the reporting cycle we have adopted are: (1) quarterly start dates will usually differ between years, except for the first quarter which always commences on January 1, and (2) our first and fourth quarters of operations and year-to-date operations may not include the same number of days as reflected in prior years. For example, set forth below are the quarterly start and end dates for 2006, 2005 and 2004. Note that the second and third quarters of each year both reflect twelve weeks of operations. In contrast, the first and fourth quarters reflect differing days of operations.

	2006		2005		2004(1)
	Start-End Dates	No. of Days	Start-End Dates	No. of Days	Start-End Dates	No. of Days
First Quarter	January 1—March 24	83	January 1—March 25	84	January 1—March 26	86
Second Quarter	March 25—June 16	84	March 26—June 17	84	March 27—June 18	84
Third Quarter	June 17—September 8	84	June 18—September 9	84	June 19—September 10	84
Fourth Quarter	September 9—December 31	114	September 10—December 31	113	September 11—December 31	112

(1)	Reflects an additional day in February for the leap year.

While the reporting calendar we adopted is more closely aligned with the reporting calendar used by Marriott International, another consequence of our calendar is we are unable to report the month of operations that ends after our fiscal quarter-end until the following quarter because our hotel managers using a monthly reporting period do not make mid-month results available to us. Hence, the month of operation that ends after our fiscal quarter-end is included in our quarterly results of operations in the following quarter for those hotel managers (covering approximately one-fourth of our full-service hotels). As a result, our quarterly results of operations include results from hotel managers reporting results on a monthly basis as follows: first quarter (January, February), second quarter (March to May), third quarter (June to August) and fourth quarter (September to December). While this does not affect full year results, it does affect the reporting of quarterly results.

Reporting Periods for Hotel Operating Statistics and Comparable Hotel Results

In contrast to the reporting periods for our consolidated statement of operations, our hotel operating statistics (i.e., RevPAR, average daily rate and average occupancy) and our comparable hotel results are always reported based on the reporting cycle used by Marriott International for our Marriott-managed hotels. This facilitates year-to-year comparisons, as each reporting period will be comprised of the same number of days of operations as in the prior year (except in the case of fourth quarters comprised of seventeen weeks (such as fiscal year 2002) versus sixteen weeks). This means, however, that the reporting periods we use for hotel operating statistics and our comparable hotel results may differ slightly from the reporting periods used for our statements of operations for the first and fourth quarters and the full year. Set forth below are the quarterly start and end dates for 2006, 2005 and 2004 that are used for our hotel operating statistics and comparable hotel results reported herein. Results from hotel managers reporting on a monthly basis are included in our operating statistics and comparable hotel results consistent with their reporting in our consolidated statement of operations.

Hotel Result Reporting Periods for Operating Statistics

and Comparable Hotel Results—for Marriott Managed Properties

	2006		2005		2004(1)
	Start-End Dates	No. of Days	Start-End Dates	No. of Days	Start-End Dates	No. of Days
First Quarter	December 31—March 24	84	January 1—March 25	84	January 3—March 26	84
Second Quarter	March 25—June 16	84	March 26—June 17	84	March 27—June 18	84
Third Quarter	June 17—September 8	84	June 18—September 9	84	June 19—September 10	84
Fourth Quarter	September 9—December 29	112	September 10—December 30	112	September 11—December 31	112

(1)	Reflects an additional day in February for the leap year.

Non-GAAP Financial Measures

We use certain “non-GAAP financial measures,” which are measures of our historical financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules. They are as follows: (i) Funds From Operations (FFO) per diluted unit, and (ii) Comparable Hotel Operating Results. The following discussion defines these terms and presents why we believe they are useful measures of our performance.

FFO Per Diluted Unit

We present FFO per diluted unit as a non-GAAP measure of our performance in addition to our earnings per unit (calculated in accordance with GAAP). We calculate FFO per diluted unit for a given operating period as our FFO (defined as set forth below) for such period divided by the number of fully diluted units outstanding during such period. The National Association of Real Estate Investment Trusts (NAREIT) defines FFO as net income (calculated in accordance with GAAP) excluding gains (or losses) from sales of real estate, the cumulative effect of changes in accounting principles, real estate-related depreciation and amortization and adjustments for unconsolidated partnerships and joint ventures. FFO is presented on a per unit basis after making adjustments for the effects of dilutive securities, including the payment of preferred OP unit distributions, in accordance with NAREIT guidelines.

We believe that FFO per diluted unit is a useful supplemental measure of our operating performance and that presentation of FFO per diluted unit, when combined with the primary GAAP presentation of earnings per unit, provides beneficial information to investors. By excluding the effect of real estate depreciation, amortization and gains and losses from sales of real estate, all of which are based on historical cost accounting and which may be of lesser significance in evaluating current performance, we believe that such measure can facilitate comparisons of operating performance between periods and between other REITs, even though FFO per diluted unit does not represent an amount that accrues directly to holders of our OP units. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. As noted by NAREIT in its April 2002 “White Paper on Funds From Operations,” since real estate values have historically risen or fallen with market conditions, many industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. For these reasons, NAREIT adopted the definition of FFO in order to promote an industry-wide measure of REIT operating performance.

We calculate FFO per diluted unit, in accordance with standards established by NAREIT, which may not be comparable to measures calculated by other companies who do not use the NAREIT definition of FFO or calculate FFO per diluted unit in accordance with NAREIT guidance. In addition, although FFO per diluted unit is a useful measure when comparing our results to other REITs, it may not be helpful to investors when comparing us to non-REITs. This information should not be considered as an alternative to net income, operating profit, cash from operations, or any other operating performance measure prescribed by GAAP. Cash expenditures for various long-term assets (such as renewal and replacement capital expenditures) and other items have been and will be incurred and are not reflected in the FFO per diluted unit presentations. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations and cash flows include depreciation, capital expenditures and other excluded items, all of which should be considered when evaluating our performance, as well as the usefulness of our non-GAAP financial measures. Additionally, FFO per diluted unit should not be considered as a measure of our liquidity or indicative of funds available to fund our cash needs, including our ability to make cash distributions. In addition, FFO per diluted unit does not measure, and should not be used as a measure of, amounts that accrue directly to unitholders’ benefit.

The following tables provide a reconciliation of net income (loss) available to common unitholders per unit to FFO per diluted unit (in millions, except per unit amounts):

Reconciliation of Net Income (Loss) Available to

Common Unitholders to Funds From Operations per Diluted Unit

	Year ended December 31,
	2005			2004
	Income (Loss)	Units	Per Unit Amount	Income (Loss)	Units	Per Unit Amount
Net income (loss) available to common unitholders	$142	373.3	$.38	$(42)	359.8	$(.12)
Adjustments:
Gain on dispositions, net	(60)	—	(.16)	(52)	—	(.14)
Amortization of deferred gains	(8)	—	(.02)	(11)	—	(.03)
Depreciation and amortization	371	—	.99	364	—	1.01
Partnership adjustments	2	—	.01	21	—	.06
Adjustments for dilutive securities:
Assuming distribution of units to Host for Host shares granted under its comprehensive stock plan less shares assumed purchased at average market price	—	2.5	(.01)	—	3.0	(.01)
Assuming conversion of Exchangeable Senior Debentures	19	28.1	(.04)	15	21.7	—
Assuming conversion of Convertible debt obligation to Host	32	30.9	—	—	—	—

FFO per diluted unit (a)(b)	$498	434.8	$1.15	$295	384.5	$.77

(a)	FFO per diluted unit in accordance with NAREIT is adjusted for the effects of dilutive securities. Dilutive securities may include units for shares granted under comprehensive stock plans, those preferred OP units held by minority partners and convertible debt securities. No effect is shown for securities if they are anti-dilutive.

(b)	FFO per diluted unit and earnings (loss) per diluted unit for certain periods presented were significantly affected by certain transactions, the effect of which is shown in the table below (in millions, except per unit amounts):

	Year ended December 31,
	2005		2004
	Net Income (Loss)	FFO	Net Income (Loss)	FFO
Senior notes redemptions and debt prepayments(1)	$(34)	$(34)	$(59)	$(59)
Preferred unit redemptions(2)	(4)	(4)	(6)	(6)
Gain on CBM Joint Venture LLC sale(3)	41	—	—	—
Gain on hotel dispositions	19	—	52	—

Total	$22	$(38)	$(13)	$(65)

Per diluted unit	$.06	$(.08)	$(.04)	$(.17)

(1)	Represents call premiums and the acceleration of original issue discounts and deferred financing costs, as well as incremental interest during the call period for refinancings, included in interest expense in the consolidated statements of operations. We recognized these costs in conjunction with the prepayment of senior notes and mortgages during the periods presented.
(2)	Represents the original issuance costs for preferred OP units, which were required to be charged against net income (loss) available to common unitholders in conjunction with the redemption of the Class B preferred OP units in the second quarter of 2005 and the redemption of the Class A preferred OP units in the third quarter of 2004. The adjustment in 2004 also includes the incremental dividends from the date of issuance of the Class E preferred units to the date of redemption of the Class A preferred OP units. For further detail, see Note 5 to the condensed consolidated statements.
(3)	Represents the gain, net of tax, on the sale of 85% of our interest in CBM Joint Venture.

Comparable Hotel Operating Results

We present certain operating results for our full-service hotels, such as hotel revenues, expenses, and adjusted operating profit, on a comparable hotel, or “same store” basis as supplemental information for investors. Our comparable hotel operating results present operating results for full-service hotels owned during the entirety of the periods being compared without giving effect to any acquisitions or dispositions, significant property damage or large scale capital improvements incurred during these periods. We present these comparable hotel operating results by eliminating corporate-level costs and expenses related to our capital structure, as well as depreciation and amortization. We eliminate corporate-level costs and expenses to arrive at property-level results because we believe property-level results provide investors with more specific insight into the ongoing operating performance of our hotels. We eliminate depreciation and amortization, because even though depreciation and amortization are property-level expenses, these non-cash expenses, which are based on historical cost accounting for real estate assets, implicitly assume that the value of real estate assets diminishes predictably over time. As noted earlier, because real estate values historically have risen or fallen with market conditions, many industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.

As a result of the elimination of corporate-level costs and expenses and depreciation and amortization, the comparable hotel operating results we present do not represent our total revenues, expenses or operating profit and these comparable hotel operating results should not be used to evaluate our performance as a whole. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations include such amounts, all of which should be considered by investors when evaluating our performance.

We present these hotel operating results on a comparable hotel basis because we believe that doing so provides investors and management with useful information for evaluating the period-to-period performance of our hotels and facilitates comparisons with hotel REITs and other hotel owners. In particular, these measures assist management and investors in distinguishing whether increases or decreases in revenues and/or expenses are due to growth or decline of operations at comparable hotels (which represent the vast majority of our portfolio) or from other factors, such as the effect of acquisitions or dispositions. While management believes that presentation of comparable hotel results is a “same store” supplemental measure that provides useful information in evaluating our ongoing performance, this measure is not used to allocate resources or assess the operating performance of these hotels, as these decisions are based on data for individual hotels and are not based on comparable portfolio hotel results. For these reasons, we believe that comparable hotel operating results, when combined with the presentation of GAAP operating profit, revenues and expenses, provide useful information to investors and management.

The following table presents certain operating results and statistics for our comparable hotels for the periods presented herein:

Comparable Hotel Results

(in millions, except hotel statistics)

	Year ended December 31,
	2005	2004
Number of hotels	98	98
Number of rooms	48,785	48,785
Percent change in Comparable Hotel RevPAR	9.5%	—

Comparable hotel sales
Room	$2,182	$1,998
Food and beverage	1,143	1,082
Other	239	230

Comparable hotel sales(a)	3,564	3,310

Comparable hotel expenses
Room	531	500
Food and beverage	846	811
Other	149	145
Management fees, ground rent and other costs	1,171	1,105

Comparable hotel expenses(b)	2,697	2,561

Comparable hotel adjusted operating profit	867	749
Non-comparable hotel results, net(c)	85	71
Comparable hotels classified as held for sale or sold during 2006	(33)	(29)
Office buildings and limited service properties, net(d)	5	2
Other income	—	1
Depreciation and amortization	(358)	(339)
Corporate and other expenses	(67)	(67)
Gain on insurance settlement	9	3

Operating profit per the consolidated statements of operations	$508	$391

(1)	The reconciliation of total revenues per the consolidated statements of operations to the comparable hotel sales is as follows (in millions):

	Year ended December 31,
	2005	2004
Revenues per the consolidated statements of operations	$3,796	$3,486
Revenues of hotels classified as held-for-sale or sold during 2006	137	140
Non-comparable hotel sales	(327)	(271)
Hotel sales for the property for which we record rental income	49	47
Rental income for office buildings and limited service hotels	(84)	(80)
Other income	—	(1)
Adjustment for hotel sales for comparable hotels to reflect Marriott’s fiscal year for Marriott-managed hotels	(7)	(11)

Comparable hotel sales	$3,564	$3,310

(2)	The reconciliation of operating costs per the consolidated statements of operations to the comparable hotel expenses is as follows (in millions):

	Year ended December 31,
	2005	2004
Operating costs and expenses per the consolidated statements of operations	$3,288	$3,095
Operating costs of hotels classified as held-for-sale or sold during 2006	104	111
Non-comparable hotel expenses	(244)	(201)
Hotel expenses for the property for which we record rental income	49	47
Rent expense for office buildings and limited service hotels	(79)	(78)
Adjustment for hotel expenses for comparable hotels to reflect Marriott’s fiscal year for Marriott-managed hotels	(5)	(10)
Depreciation and amortization	(358)	(339)
Corporate and other expenses	(67)	(67)
Gain on insurance settlement	9	3

Comparable hotel expenses	$2,697	$2,561

(3)	Non-comparable hotel results, net, includes the following items: (i) the results of operations of our non-comparable hotels whose operations are included in our consolidated statement of operations as continuing operations and (ii) the difference between the number of days of operations reflected in the comparable hotel results and the number of days of operations reflected in the consolidated statements of operations.
(4)	Represents rental income less rental expense for limited service properties and office buildings.